Exhibit 99.1

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

All references to numbered Notes are to specific footnotes to the Consolidated Financial Statements of The Rouse Company, L.L.C. (“TRCLLC”) included in this report. The descriptions (and definitions, if not otherwise defined) included in such Notes are incorporated into the applicable response by reference.  The following discussion should be read in conjunction with such Consolidated Financial Statements and related Notes.  The terms “we,” “us,” and “our” in this report may also be used to refer to TRCLLC and its subsidiaries.

TRCLLC is a Delaware limited liability company, formed on November 9, 2010, and the successor company (the “Successor”) through voluntary conversion of The Rouse Company Limited Partnership (“TRCLP” or the “Predecessor”) into a limited liability company on November 9, 2010 (the “Effective Date”).

TRCLP was the successor company to The Rouse Company (“TRC”), which was incorporated as a business corporation under the laws of the State of Maryland in 1956.  TRC was acquired by General Growth Properties, Inc. (“Old GGP”) on November 12, 2004, which resulted in TRCLP becoming a subsidiary of  Old GGP, headquartered in Chicago, Illinois.  Old GGP, a Delaware corporation, was a self-administered and self-managed Real Estate Investment Trust (“REIT”).  New GGP, Inc., (“New GGP”, “GGP” or the “Company”), incorporated July 1, 2010, is the successor registrant by merger on the Effective Date with Old GGP.  Old GGP and certain of its domestic subsidiaries, including TRCLP and certain of TRCLP’s subsidiaries, filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code (“Chapter 11”) in the Southern District of New York (the “Bankruptcy Court”) on April 16, 2009 (the “Petition Date”) and emerged from bankruptcy, pursuant to a plan of reorganization (the “Plan”) on the Effective Date as described below.

Chapter 11 and the Plan

In the fourth quarter of 2008 we halted or slowed nearly all development and redevelopment projects other than those that were substantially complete or could not be deferred as a result of contractual commitments, and joint venture projects. As we had significant past due, or imminently due, and cross-collateralized or cross-defaulted debt on the Petition Date, Old GGP and certain of its domestic subsidiaries, including TRCLP and certain of its subsidiaries, filed voluntary petitions for relief under Chapter 11. On April 22, 2009, certain additional domestic subsidiaries of Old GGP (collectively with the subsidiaries filing on the Petition Date and Old GGP, the “Debtors”) also filed voluntary petitions for relief in the Bankruptcy Court (collectively, the “Chapter 11 Cases”) which the Bankruptcy Court ruled could be jointly administered.  However, neither General Growth Properties Management Inc. (“GGMI”), certain of the wholly-owned subsidiaries of Old GGP, nor any of its joint ventures, (collectively, the “Non-Debtors”) either consolidated or unconsolidated, sought such protection. A total of 388 Debtors with approximately $21.83 billion of debt filed for Chapter 11 protection.

During the remainder of 2009 and during 2010 to the Effective Date, the Debtors operated as “debtors in possession” under the jurisdiction of the Bankruptcy Court and the applicable provisions of Chapter 11 (Note 1). In general, as debtors in possession, we were authorized under Chapter 11 to continue to operate as an ongoing business, but could not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

The bankruptcy petitions triggered defaults on substantially all debt obligations of the Debtors.  However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor’s estate.  The Chapter 11 Cases provided the protections necessary for the Debtors to develop and execute a restructuring of the Debtors to extend mortgage maturities, reduce corporate debt and overall leverage and establish a sustainable long-term capital structure.

In the aggregate, the Debtors owned and operated 166 of the more than 200 regional shopping centers that Old GGP owned and managed at such time, 38 of which were indirectly wholly-owned by TRCLP.  The Non-Debtors continued their operations and were not subject to the requirements of Chapter 11.

Prior to the Effective Date, of the 388 Debtors with approximately $21.83 billion of debt that filed for Chapter 11 protection, 262 Debtors owning 146 properties with $14.89 billion of secured mortgage loans had filed consensual plans of reorganization and emerged from bankruptcy (the “Emerged Debtors”).   Of these Emerged Debtors, 149 Debtors owning 96 properties with $10.23 billion of secured mortgage debt had emerged from bankruptcy in 2010 and 113 Debtors owning 50 properties with $4.66 billion secured debt had emerged from bankruptcy in 2009 (the “2009 Emerged Debtors”).  Included in Emerged Debtors were 37 TRCLP Debtors owning 16 properties with $1.65 billion of secured debt that emerged from bankruptcy in 2010, and 44 Debtors owning 22 properties with $3.47 billion of secured debt that had emerged from bankruptcy in 2009.

On August 17, 2010, Old GGP filed with the Bankruptcy Court its third amended and restated disclosure statement and the plan of reorganization, supplemented on September 30, 2010 and  October 21, 2010 for the 126 Debtors then remaining in the Chapter 11 Cases (the “TopCo Debtors”).  On October 21, 2010, the Bankruptcy Court entered an order confirming the Plan.  Pursuant to the Plan, on the Effective Date,  Old GGP merged with a wholly-owned subsidiary of New GGP, Inc. and New GGP, Inc. was re-named General Growth Properties, Inc.  Also pursuant to the Plan, prepetition creditor claims were satisfied in full and equity holders received newly issued common stock in New GGP, Inc. and in The Howard Hughes Corporation (“HHC”), a newly formed real estate company.   After such distribution, HHC became a publicly-held company, majority-owned by Old GGP’s previous stockholders.  GGP and TRCLLC do not own any ownership interest in HHC as of, or subsequent to, the Effective Date.  HHC assets, all formerly owned by Old GGP, on the Effective Date consisted primarly of the following (collectively, the “HHC Properties”):

•                  four master planned communities;

•                  nine mixed-use development opportunities;

•                  four mall developmental projects;

•                  seven redevelopment-opportunity retail malls; and

•                  interests in eleven other real estate assets or projects.

Pursuant to the Plan, prior to the Effective Date, TRCLP distributed the HHC Properties it indirectly owned to Old GGP to facilitate the HHC distribution described above.  In addition, TRCLP distributed various operating properties including a private REIT that owned a noncontrolling interest in GGPLP L.L.C. to Old GGP.  The operations of these properties have been reported in the Predecessor periods as discontinued operations in the Consolidated Statements of Income and Comprehensive Income (Note 4).

Prior to the Effective Date, through a series of transactions, properties owned by GGP were contributed to TRCLP.  In accordance with generally accepted accounting principles (“GAAP”) guidance established for mergers involving affiliates under common control, the financial statements of the Predecessor have been recasted to include the results of these properties for all periods presented, similar to a pooling of interests. This restructuring increased TRCLP total assets by $2.3 billion, total liabilities by $1.5 billion and total partners’ capital by $0.8 billion as of December 31, 2009. As a result, net income was increased by $18.8 million and $96.1 million for the years ended December 31, 2009 and 2008, respectively.

The Plan centered around agreements (collectively, as amended and restated, the “Investment Agreements”) with REP Investments LLC, an affiliate of Brookfield Asset Management Inc. (the “Brookfield Investor”) , an affiliate of Fairholme Funds, Inc. (“Fairholme”) and an affiliate of Pershing Square Capital Management, L.P. (“Pershing Square” and together with the Brookfield Investor and Fairholme, the “Plan Sponsors”), pursuant to which Old GGP would be divided into two companies, New GGP, Inc. and HHC and the Plan Sponsors would invest in New GGP common stock.  In addition, pursuant to an agreement with the Teachers Retirement System of Texas (“Texas Teachers”), Texas Teachers also purchased New GGP common stock on the Effective Date.

As the Bankruptcy Court had approved the final set of plans of reorganization for the Debtors that remained in bankruptcy, the TopCo Debtors emerged from bankruptcy on the Effective Date.  The structure of the Plan Sponsors’ investments triggered the application of the acquisition method of accounting in accordance with GAAP,  as the Plan and the consummation of the Investment Agreements and the Texas Teachers investment agreement constituted a ‘‘transaction or event” in which an acquirer obtains control of one or more ‘‘businesses’’ or a ‘‘business combination’’ requiring such application. New GGP, Inc. is the acquirer that obtains control as it obtains all of the common stock of Old GGP (a business for purposes of applying the acquisition method of accounting) in exchange for issuing its stock to the Old GGP common stockholders on a one-for-one basis (excluding fractional shares).  As TRCLLC is a subsidiary of GGP, the effects of the acquisition method of accounting have been applied to the assets and liabilities of the Consolidated Balance Sheet of TRCLLC as of the Effective Date.  In addition, the Successor’s Consolidated Statement of Income and Comprehensive Income, Consolidated Statement of Cash Flows and Consolidated Statement of Capital for the period November 9, 2010 to December 31, 2010 reflects the revaluation of TRCLLC assets and liabilities to Fair Value to present the impacts of acquisition accounting as of the Effective Date (Note 3).

The balance of TRCLP bonds was $2.25 billion at December 31, 2009.  The Plan provided for repayment in full, including accrued interest of the $595.0 million of bonds that had matured as of the Effective Date. Of the remaining amount of unmatured bond debt, approximately $1.04 billion was reinstated and $608.7 million was exchanged for new 6.75% bonds due 2015.  The bonds contain various covenants, including debt incurrence limitations based on ratios of secured debt to gross assets and total debt to gross assets.  The restructuring transactions described above included the distribution and contribution of various assets and the related debt by and between Old GGP and TRCLP in order to assure compliance with such covenants at the Effective Date and to place TRCLLC in a better position to continue to be in compliance following emergence.

At December 31, 2010, TRCLLC is obligated on approximately $1.65 billion of publicly-traded unsecured bonds with maturities between September 30, 2012 and November 2015.

Management’s Summary

Until the distribution of the HHC assets to Old GGP pursuant to the Plan prior to the Effective Date in 2010, TRCLP operated its business in two business segments, the Retail and Other segment and the Master Planned Communities segment.  Our primary business (our Retail and Other segment) includes the operation, development and management of retail and other rental property, primarily shopping centers.  We also developed and sold land for residential, commercial and other uses in long term community development projects (our Master Planned Communities segment).  From the Effective Date, TRCLLC operates in a single segment, the Retail and Other segment.

The Retail and Other segment consists of retail centers, office and industrial buildings and mixed-use and other properties (the “Consolidated Retail Properties”) and interests in retail or mixed-use properties, and office buildings through investments in Unconsolidated Real Estate Affiliates (the “Unconsolidated Retail Properties”).  For the purposes of this report, the Consolidated Retail Properties and the Unconsolidated Retail Properties are collectively referred to as our “Operating Property Portfolio.”

We generally make all key strategic decisions for our Consolidated Retail Properties.  Such strategic decisions for the Unconsolidated Retail Properties are made with the respective stockholders, members or joint venture partners.  GGP is also the asset manager for most of the Operating Property Portfolio, executing the strategic decisions and overseeing the day-to-day property management functions, including operations, leasing, construction management, maintenance, accounting, marketing and promotional services.  With respect to Unconsolidated Retail Properties, we generally conduct the management activities through one of GGP’s taxable REIT subsidiaries (“TRS”).

There are several factors, many beyond our control, which could, individually or collectively, adversely affect our results of operations or financial condition.  Some of the risks are described below.  Additional risks are described under “Risk Factors” in Item 1A of the most recent Annual Report on Form 10-K filed by General Growth Properties, Inc. and should be read in conjunction with the review of the information contained herein.

Management’s Discussion of Operations and Liquidity

Certain Significant Consolidated Revenues and Expenses:

	2010			2009
	Successor	Predecessor		Predecessor
	Period from	Period from January
	November 10	1, 2010 through	Year Ended	Year Ended	$ Increase	% Increase
(In thousands)	through December 31	November 9, 2010	December 31	December 31	(Decrease)	(Decrease)
Tenant rents	$115,434	$672,351	$787,785	$803,928	$(16,143)	(2.0)%
Other revenue	4,888	18,496	23,384	21,651	1,733	8.0
Property operating expense	44,839	233,802	278,641	288,250	(9,609)	(3.3)
Property management and other costs	825	25,485	26,310	26,702	(392)	(1.5)
Provisions for impairment	—	11,063	11,063	238,014	(226,951)	(95.4)
Depreciation and amortization	42,266	165,744	208,010	208,201	(191)	(0.1)
Net interest expense	(39,405)	(309,380)	(348,785)	(342,807)	5,978	(1.7)
Provision for income taxes	(174)	(1,074)	(1,248)	(2,233)	985	(44.1)
Equity in income of Unconsolidated Real Estate Affiliates	3,539	45,599	49,138	37,699	11,439	30.3
Reorganization items	—	(58,109)	(58,109)	38,070	(96,179)	(252.6)
Discontinued operations	206	567,660	567,866	(280,467)	(848,333)	302.5

Changes in consolidated tenant rents (which include minimum rents, tenant recoveries and overage rents) were attributable to a $14.4 million decrease in tenant recoveries as a result of additional tenants being offered rent relief and conversions to gross deals. Property operating expenses (which includes real estate taxes, property maintenance costs, marketing, other property operating costs and provision for doubtful accounts) decreased by $9.6 million primarily as a result of a $8.4 million decline in utility expenses.

Provisions for impairments decreased $227.0 million for the year ended December 31, 2010. See Note 2 for a detailed description of the provisions for impairment that we recognized in 2010 and 2009.

Net interest expense increased $6.0 million for the year ended December 31, 2010 primarily due to default interest on our bond debt that was incurred prior to the Effective Date.

The increase in equity in income of Unconsolidated Real Estate Affiliates for the year ended December 31, 2010 was primarily due to the following:

•                  $9.7 million gain from an initial public offering of shares of our Brazilian joint venture, Aliansce Shopping Centers S.A. (“Aliansce”).  Although we did not sell any of our Aliansce shares in the Aliansce IPO, our ownership interest in Aliansce was diluted from 49% to approximately 31% as a result of the stock sold in the Aliansce initial public offering.

•                  $1.7 million gain on the disposition of our interest in Highland Mall.

Reorganization items under the bankruptcy filings are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases. These items include professional fees and similar types of expenses incurred directly related to the bankruptcy filings, gains or losses resulting from activities of the reorganization process, including gains related to recording the mortgage debt at Fair Value upon emergence from bankruptcy and interest earned on cash accumulated by the Debtors.  See Note 1 — Reorganization items for additional detail.

As described in Notes 1 and 4, the operations of the HHC Properties and other properties distributed to Old GGP prior to the Effective Date have been reclassified for presentation purposes to discontinued operations.

Cash position and liquidity at December 31, 2010

TRCLLC had $903.6 million in cash and cash equivalents as of December 31, 2010. The cash position of TRCLLC is largely determined at any point in time by the relative short-term demands for cash by TRCLLC and GGP.

THE ROUSE COMPANY, L.L.C.

A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm		T-6

Consolidated Balance Sheets as of December 31, 2010 (Successor) and 2009 (Predecessor)		T-7

Consolidated Statements of Income and Comprehensive Income for the period November 10, 2010 through December 31, 2010 (Successor), the period January 1, 2010 through November 9, 2010 and the years ended December 31, 2009 and 2008 (Predecessor)

T-8

Consolidated Statements of Capital for the period November 10, 2010 through December 31, 2010 (Successor), the period January 1, 2010 through November 9, 2010 and the years ended December 31, 2009 and 2008 (Predecessor)

T-9

Consolidated Statements of Cash Flows for the period November 10, 2010 through December 31, 2010 (Successor), the period January 1, 2010 through November 9, 2010 and the years ended December 31, 2009 and 2008 (Predecessor)

T-10

Notes to Consolidated Financial Statements		T-12
Note 1	Organization	T-12
Note 2	Summary of Significant Accounting Policies	T-13
Note 3	Acquisitions and Intangibles	T-23
Note 4	Discontinued Operations and Gains (Losses) on Dispositions	T-26
Note 5	Unconsolidated Real Estate Affiliates	T-27
Note 6	Mortgages, Notes and Loans Payable	T-31
Note 7	Income Taxes	T-32
Note 8	Rentals Under Operating Leases	T-34
Note 9	Other Assets and Liabilities	T-35
Note 10	Commitments and Contingencies	T-35
Note 11	Pro Forma Financial Information (Unaudited)	T-36
Note 12	Recently Issued Accounting Pronouncements	T-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Members of

The Rouse Company, L.L.C.

Chicago, Illinois

We have audited the accompanying consolidated balance sheets of The Rouse Company, L.L.C. and subsidiaries (the Company) as of December 31, 2010 (Successor Company balance sheet) and 2009 (Predecessor Company balance sheet), and the related consolidated statements of income and comprehensive income, capital, and cash flows for period from November 10, 2010 through December 31, 2010 (Successor Company operations)  and for the period from January 1, 2010 through November 9, 2010, and for each of the two years in the period ended December 31, 2009 (Predecessor Company operations). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of The Rouse Company, L.L.C. and subsidiaries as of December 31, 2010 and the results of their operations and their cash flows for the period from November 10, 2010 through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2009 and the results of its operations and its cash flows for the period from January 1, 2010 through November 9, 2010 and for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on October 21, 2010, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective on November 9, 2010. Accordingly, the accompanying financial statements have been prepared in conformity with ASC 852-10 Reorganizations and ASC 805-10 Business Combinations for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 3 to the financial statements.

As discussed in Note 2 to the consolidated financial statements, prior to November 9, 2010, through a series of transactions, certain properties owned by General Growth Properties, Inc. were contributed to the Predecessor Company. In accordance with generally accepted accounting principles (“GAAP”) established for mergers involving affiliates under common control, the consolidated financial statements of the Predecessor Company have been recast to include the financial position and results of these properties for all periods presented.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company changed its method of accounting for noncontrolling interests and retrospectively adjusted all periods presented in the consolidated financial statements.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 31, 2011

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	December 31,	December 31,
	2010	2009
	(Dollars in thousands)
Assets:
Investment in real estate:
Land	$1,061,345	$1,794,596
Buildings and equipment	5,612,047	13,361,488
Less accumulated depreciation	(39,544)	(2,421,923)
Developments in progress	38,887	174,007
Net property and equipment	6,672,735	12,908,168
Investment in and loans to/from Unconsolidated Real Estate Affiliates	1,825,367	1,801,445
Investment property and property held for development and sale	—	1,678,811
Net investment in real estate	8,498,102	16,388,424
Cash and cash equivalents	903,571	49,735
Accounts and notes receivable, net	25,236	211,370
Goodwill	—	199,664
Deferred expenses, net	55,392	161,272
Prepaid expenses and other assets	676,157	619,565
Total assets	$10,158,458	$17,630,030

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$5,165,920	$4,323,715
Investment in and loans to/from Unconsolidated Real Estate Affiliates	—	33,005
Deferred tax liabilities	—	856,747
Accounts payable and accrued expenses	492,960	461,269
Liabilities not subject to compromise	5,658,880	5,674,736
Liabilities subject to compromise	—	6,812,067
Total liabilities	5,658,880	12,486,803

Commitments and Contingencies	—	—

Capital:
Members’ capital	7,136,920	9,861,625
Receivable from General Growth Properties, Inc.	(2,658,758)	(4,781,555)
Accumulated other comprehensive income	—	42,438
Members’ capital attributable to General Growth Properties, Inc.	4,478,162	5,122,508
Noncontrolling interests in Consolidated Real Estate Affiliates	21,416	20,719
Total capital	4,499,578	5,143,227
Total liabilities and capital	$10,158,458	$17,630,030

The accompanying notes are an integral part of these consolidated financial statements.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Successor	Predecessor
	Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010	2009	2008
	(Dollars in thousands)
Revenues:
Minimum rents	$74,782	$453,633	$531,628	$560,937
Tenant recoveries	35,480	210,378	260,302	272,691
Overage rents	5,172	8,340	11,998	16,257
Other	4,888	18,496	21,651	35,504
Total revenues	120,322	690,847	825,579	885,389
Expenses:
Real estate taxes	12,048	73,832	84,970	86,112
Property maintenance costs	7,031	26,151	30,764	28,832
Marketing	3,177	6,373	8,311	10,778
Other property operating costs	22,203	123,578	154,208	161,747
Provision for doubtful accounts	380	3,868	9,997	2,929
Property management and other costs	825	25,485	26,702	59,137
Provisions for impairment	—	11,063	238,014	39,631
Depreciation and amortization	42,266	165,744	208,201	239,337
Total expenses	87,930	436,094	761,167	628,503
Operating income	32,392	254,753	64,412	256,886

Interest income	256	285	515	776
Interest expense	(39,661)	(309,665)	(343,322)	(342,611)
Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(7,013)	(54,627)	(278,395)	(84,949)
(Provision for) benefit from income taxes	(174)	(1,074)	(2,233)	1,727
Equity in income of Unconsolidated Real Estate Affiliates	3,539	45,599	37,699	32,113
Reorganization items	—	(58,109)	38,070	—
Loss from continuing operations	(3,648)	(68,211)	(204,859)	(51,109)
Discontinued operations	206	567,660	(280,467)	223,960
Net (loss) income	(3,442)	499,449	(485,326)	172,851
Allocation to noncontrolling interests	(30)	(192)	(199)	(207)
Net (loss) income attributable to General Growth Properties, Inc.	$(3,472)	$499,257	$(485,525)	$172,644

Comprehensive (loss) income:
Net (loss) income	$(3,442)	$499,449	$(485,326)	$172,851
Other comprehensive income(loss):
Foreign currency translation	—	6,247	46,813	(40,923)
Unrealized losses on available-for-sale securities	—	—	—	(7)
Net unrealized losses on financial instruments	—	—	—	8
Other comprehensive income (loss)	(3,442)	505,696	(438,513)	131,929
Comprehensive (loss) income allocated to noncontrolling interests	(30)	(192)	(199)	(207)
Comprehensive (loss) income, net attributable to General Growth Properties, Inc.	$(3,472)	$505,504	$(438,712)	$131,722

The accompanying notes are an integral part of these consolidated financial statements.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CAPITAL

	Members’ Capital	Accumulated other comprehensive (loss) income	Receivable from General Growth Properties, Inc.	Noncontrolling Interests in Consolidated Real Estate Affiliates	Total Capital
	(Dollars in thousands)
Predecessor
Balance at December 31, 2007 (as previously reported)	$8,934,378	$(419)	$(4,015,284)	$3,983	$4,922,658
Adjustment for properties transferred from General Growth Properties, Inc.	1,222,491	36,967	(506,027)	(242)	753,189
Balance at January 1, 2008, as adjusted (Note 2)	$10,156,869	$36,548	$(4,521,311)	$3,741	$5,675,847

Net income	172,851	—	—	(207)	172,644
Other comprehensive loss	—	(40,923)	—	—	(40,923)
Advances from/to General Growth Properties, Inc.	—	—	(194,840)	—	(194,840)
Contribution from General Growth Properties, Inc.	18,000	—	—	—	18,000
Tax expense from stock options	(218)	—	—	—	(218)
Contributions from noncontrolling interests in Consolidated Real Estate Affiliates	(209)	—	—	16,662	16,453
Balance at December 31, 2008	$10,347,293	$(4,375)	$(4,716,151)	$20,196	$5,646,963

Net (loss) income	(485,326)	—	—	(199)	(485,525)
Other comprehensive income	—	46,813	—	—	46,813
Advances from/to General Growth Properties, Inc.	—	—	(65,404)	—	(65,404)
Contributions from (distributions to) noncontrolling interests in Consolidated Real Estate Affiliates	(342)	—	—	722	380
Balance at December 31, 2009	$9,861,625	$42,438	$(4,781,555)	$20,719	$5,143,227

Net income (loss)	499,449	—	—	(192)	499,257
Other comprehensive income	—	6,247	—	—	6,247
Advances from/to General Growth Properties, Inc.	—	—	1,394,592	—	1,394,592
Distribution to General Growth Properties, Inc.	(5,051,531)	—	1,325,731	(22,312)	(3,748,112)
Contribution from General Growth Properties, Inc.	892,477	—	—	—	892,477
Distributions to noncontrolling interests in Consolidated Real Estate Affiliates	—	—	—	(235)	(235)
Balance at November 9, 2010, Predecessor	$6,202,020	$48,685	$(2,061,232)	$(2,020)	$4,187,453
Effects of acquisition accounting:
Elimination of Predecessor members’ capital	(6,202,020)	—	—	—	(6,202,020)
Members’ capital at fair value	7,140,362	—	—	—	7,140,362
Elimination of Predecessor accumulated other comprehensive income	—	(48,685)	—	—	(48,685)
Change in basis for noncontrolling interests in Consolidated Real Estate Affiliates	—	—	—	23,489	23,489
Balance at November 9, 2010, Successor	$7,140,362	$—	$(2,061,232)	$21,469	$5,100,599
Net loss	(3,442)	—	—	(30)	(3,472)
Advances from/to General Growth Properties, Inc.	—	—	(597,526)	—	(597,526)
Distributions to noncontrolling interests in Consolidated Real Estate Affiliates	—	—	—	(23)	(23)
Balance at December 31, 2010	$7,136,920	$—	$(2,658,758)	$21,416	$4,499,578

The accompanying notes are an integral part of these consolidated financial statements.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Successor	Predecessor
	November 10, 2010 through	Period Ended November 9,	Years Ended December 31,
	December 31, 2010	2010	2009	2008
	(Dollars in thousands)
Cash flows from operating activities:
Net (loss) income	$(3,442)	$499,449	$(485,326)	$172,851
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in income of Unconsolidated Real Estate Affiliates	(3,539)	(55,141)	(20,625)	(67,198)
Provision for doubtful accounts	380	9,219	18,484	7,608
Distributions received from Unconsolidated Real Estate Affiliates	899	48,452	22,025	32,931
Depreciation	40,645	325,727	399,642	404,184
Amortization	1,621	19,226	23,477	23,055
Amortization of deferred financing costs	—	6,035	21,371	32,821
Amortization (accretion) of debt market rate adjustments	(3,704)	93,261	(14,139)	(19,695)
Amortization of intangibles other than in-place leases	6,182	2,857	(16)	7,143
Straight-line rent amortization	(186)	(17,459)	(12,703)	(14,873)
Provision for impairment	—	12,945	645,870	42,509
Land development and acquisition expenditures	—	(61,668)	(57,890)	(104,591)
Cost of land sales	—	13,766	22,019	24,516
Net gain (loss) on dispositions	—	(1,943)	3,726	(60,029)
Deferred income taxes	—	(517,186)	(4,652)	7,181
Accrued interest expense related to the Plan	—	14,506	—	—
(Increase) decrease in restricted cash	(22,668)	(12,606)	7,192	(10,835)
Reorganization items - finance costs related to emerged entities	—	72,385	39,069	—
Non-cash interest for special consideration entities	—	(6,358)	—	—
Non-cash reorganization items	—	(65,763)	(141,826)	—
Net changes:
Accounts and notes receivable	5,707	(3,993)	(17,049)	9,544
Prepaid expenses, deferred expenses and other assets	(2,380)	52,936	7,462	(22,659)
Accounts payable and accrued expenses	(26,940)	(104,382)	142,592	(45,689)
Other, net	—	(15,200)	(5,702)	1,055
Net cash provided by operating activities	(7,425)	309,065	593,001	419,829

Cash flows from investing activities:
Development of real estate and property additions/improvements	(5,664)	(131,626)	(132,140)	(539,233)
Proceeds from sale of investment property	327	1,739	6,401	68,459
Distributions received from Unconsolidated Real Estate Affiliates in excess of income	7,486	92,088	19,029	30,184
Increase in investments in Unconsolidated Real Estate Affiliates	(2,301)	(17,624)	(123,615)	(87,295)
(Increase) Decrease in restricted cash	(1,102)	(8,794)	(11)	(2,343)
Other, net	931	4,576	4,723	3,477
Net cash used in investing activities	(323)	(59,641)	(225,613)	(526,751)

Cash flows from financing activities:
Proceeds from issuance of mortgages, notes and loans payable	—	—	86,209	1,962,114
Principal payments on mortgages, notes and loans payable	(6,217)	(757,170)	(320,047)	(1,630,819)
(Advances to) borrowings from General Growth Properties, Inc.	(597,526)	1,176,947	(66,162)	(194,840)
Capital contribution from General Growth Properties, Inc.	—	892,477	—	18,000
Deferred financing costs	—	—	(4,833)	(62,879)
Distributions to noncontrolling interests	(23)	(1,298)	(385)	—
Contributions from noncontrolling interests	—	113	660	15,476
Finance costs related to emerged entities	—	(72,385)	(39,069)	—
Distribution to GGPLP	—	(22,511)	—	—
Other, net	(31)	(216)	(367)	(41)
Net cash provided by (used in) financing activities	(603,796)	1,215,957	(343,994)	107,011

Net change in cash and cash equivalents	(611,545)	1,465,381	23,394	89
Cash and cash equivalents at beginning of period	1,515,116	49,735	26,341	26,252
Cash and cash equivalents at end of period	$903,571	$1,515,116	$49,735	$26,341

The accompanying notes are an integral part of these consolidated financial statements.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW (Continued)

	Successor	Predecessor
	November 10, 2010 through	Period Ended November 9,	Years Ended December 31,
	December 31, 2010	2010	2009	2008
	(Dollars in thousands)
Supplemental disclosure of cash flow information:
Interest paid	$20,279	$737,477	$522,090	$647,542
Interest capitalized	105	43,454	44,759	42,544
Income taxes paid	28	2,752	7,545	37,028
Reorganization items paid	980	73,784	16,815	—
Non-Cash Transactions:
Change in accrued capital expenditures incurred in accounts payable and accrued expenses	$1,013	$(81,512)	$1,624	$28,335
Mortgage debt market rate adjustment related to emerged entities	—	(26,827)	52,468	—
Recognition of note payable in conjunction with land held for development and sale	—	—	6,520	—
Assumption of debt by purchase in conjunction with sale of office building	—	—	—	84,000
Change in deferred contingent property acquisition liabilities	—	(68,378)	4,947	(12,683)
Non-Cash Distribution to GGPLP:
Assets	$—	$9,880	$—	$—
Liabilities and capital	—	(9,902)	—	—
Supplemental disclosure of cash flow information related to Acquisition Accounting:
Non-cash changes related to acquisition accounting:
Land	$—	$304,129	$—	$—
Buildings and equipment	—	(786,124)	—	—
Less accumulated depreciation	—	1,346,182	—	—
Investment in and loans to/from Unconsolidated Real Estate Affiliates	—	531,489	—	—
Accounts receivable	—	(70,064)	—	—
Deferred expenses, net	—	(7,672)	—	—
Prepaid expenses	—	446,902	—	—
Mortgages, notes and loans payable	—	(103,598)	—	—
Accounts payable	—	(307,519)	—	—
Equity	—	(1,154,061)	—	—

The accompanying notes are an integral part of these consolidated financial statements.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1                ORGANIZATION

General

The Rouse Company L.L.C. (“TRCLLC”, the “Successor”, “we” or “us”) is a Delaware limited liability company, formed on November 9, 2010 (the “Effective Date”) through voluntary conversion of The Rouse Company Limited Partnership (“TRCLP” or the “Predecessor”) into a limited liability company.

TRCLP was the successor company to The Rouse Company (“TRC”), which was incorporated as a business corporation under the laws of the State of Maryland in 1956.  TRC was acquired by General Growth Properties, Inc. (“Old GGP”) on November 12, 2004, which resulted in TRCLP becoming a subsidiary of Old GGP, headquartered in Chicago, Illinois.  Old GGP, a Delaware corporation, was a self-administered and self-managed Real Estate Investment Trust (“REIT”).  New GGP, Inc. (“New GGP”, “GGP” or the “Company”), incorporated July 1, 2010, is the successor registrant by merger, on the Effective Date with Old GGP.  Old GGP and certain of its domestic subsidiaries, including TRCLP and certain of TRCLP’s subsidiaries, filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code (“Chapter 11”) in the Southern District of New York (the “Bankruptcy Court”) on April 16, 2009 (the “Petition Date”) and emerged from bankruptcy, pursuant to a plan of reorganization (the “Plan”) on the Effective Date as described below.

Through our subsidiaries and affiliates, we operate, develop and manage retail and other rental properties located throughout the United States.  The operating properties consist primarily of regional shopping centers, but also include festival market places, urban mixed-use centers, and office and industrial buildings.  The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several community retail centers.  The office and industrial properties are located primarily in the Baltimore-Washington and Las Vegas markets.

In this report, we refer to our ownership interests in majority owned or controlled properties as “Consolidated Properties,” to our ownership interests in joint ventures in which we own a non-controlling interest as “Unconsolidated Real Estate Affiliates” and the properties owned by such joint ventures as the “Unconsolidated Properties.” Our “Company Portfolio” includes both our Consolidated Properties and our Unconsolidated Properties.

Chapter 11 and the Plan

In the fourth quarter of 2008 we halted or slowed nearly all development and redevelopment projects other than those that were substantially complete or could not be deferred as a result of contractual commitments, and joint venture projects. As we had significant past due, or imminently due, and cross-collateralized or cross-defaulted debt on the Petition Date, Old GGP and certain of its domestic subsidiaries, including TRCLP and certain of its subsidiaries, filed voluntary petitions for relief under Chapter 11. On April 22, 2009, certain additional domestic subsidiaries of Old GGP, including certain additional TRCLP subsidiaries (collectively with the subsidiaries filing on the Petition Date and Old GGP, the “Debtors”) also filed voluntary petitions for relief in the Bankruptcy Court (collectively, the “Chapter 11 Cases”) which the Bankruptcy Court ruled could be jointly administered.  However, General Growth Properties Management Inc. (“GGMI”), certain of the wholly-owned subsidiaries of Old GGP, nor any of Old GGP or TRCLP joint ventures, (collectively, the “Non-Debtors”) either consolidated or unconsolidated, sought such protection. A total of 388 Debtors with approximately $21.83 billion of debt filed for Chapter 11 protection.

During the remainder of 2009 and during 2010 to the Effective Date, the Debtors operated as “debtors in possession” under the jurisdiction of the Bankruptcy Court and the applicable provisions of Chapter 11 (Note 1). In general, as debtors in possession, we were authorized under Chapter 11 to continue to operate as an ongoing business, but could not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

The bankruptcy petitions triggered defaults on substantially all debt obligations of the Debtors.  However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor’s estate.  The Chapter 11 Cases provided the protections necessary for the Debtors to develop and execute a restructuring of the Debtors to extend mortgage maturities, reduce corporate debt and overall leverage and establish a sustainable long-term capital structure.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the aggregate, the Debtors owned and operated 166 of the more than 200 regional shopping centers that Old GGP owned and managed at such time, 38 of which were indirectly wholly-owned by TRCLP.  The Non-Debtors continued their operations and were not subject to the requirements of Chapter 11.

Prior to the Effective Date, of the 388 Debtors with approximately $21.83 billion of debt that filed for Chapter 11 protection, 262 Debtors owning 146 properties with $14.89 billion of secured mortgage loans had filed consensual plans of reorganization and emerged from bankruptcy (the “Emerged Debtors”).   Of these Emerged Debtors, 149 Debtors owning 96 properties with $10.23 billion of secured mortgage debt had emerged from bankruptcy in 2010 and 113 Debtors owning 50 properties with $4.66 billion secured debt had emerged from bankruptcy in 2009 (the “2009 Emerged Debtors”).  Included in Emerged Debtors were 44 TRCLP Debtors owning 22 properties with $3.43 billion of secured debt that emerged from bankruptcy in 2010, and 37 Debtors owning 16 properties with $1.65 billion of secured debt that had emerged from bankruptcy in 2009.

On August 17, 2010, Old GGP filed with the Bankruptcy Court its third amended and restated disclosure statement and the plan of reorganization, supplemented on September 30, 2010 and October 21, 2010 for the 126 Debtors then remaining in the Chapter 11 Cases (the “TopCo Debtors”).  On October 21, 2010, the Bankruptcy Court entered an order confirming the Plan.  Pursuant to the Plan, on the Effective Date,  Old GGP merged with a wholly-owned subsidiary of New GGP, Inc. and New GGP, Inc. was re-named General Growth Properties, Inc.  Also pursuant to the Plan, prepetition creditor claims were satisfied in full and equity holders received newly issued common stock in New GGP, Inc. and in The Howard Hughes Corporation (“HHC”), a newly formed real estate company.   After such distribution, HHC became a publicly-held company, majority-owned by Old GGP’s previous stockholders.  GGP and TRCLLC do not own any ownership interest in HHC as of, or subsequent to, the Effective Date.  HHC assets, all formerly owned by Old GGP, on the Effective Date consisted primarly of the following (collectively, the “HHC Properties”):

•                  four master planned communities;

•                  nine mixed-use development opportunities;

•                  four mall developmental projects;

•                  seven redevelopment-opportunity retail malls; and

•                  interests in eleven other real estate assets or projects.

The Plan centered around agreements (collectively, as amended and restated, the “Investment Agreements”) with REP Investments LLC, an affiliate of Brookfield Asset Management Inc. (the “Brookfield Investor”) , an affiliate of Fairholme Funds, Inc. (“Fairholme”) and an affiliate of Pershing Square Capital Management, L.P. (“Pershing Square” and together with the Brookfield Investor and Fairholme, the “Plan Sponsors”), pursuant to which Old GGP would be divided into two companies, New GGP, Inc. and HHC, and the Plan Sponsors would invest in New GGP common stock.  In addition, pursuant to an agreement with the Teachers Retirement System of Texas (“Texas Teachers”), Texas Teachers also purchased New GGP common stock on the Effective Date.

As the Bankruptcy Court had approved the final set of plans of reorganization for the Debtors that remained in bankruptcy, the TopCo Debtors emerged from bankruptcy on the Effective Date.

NOTE 2                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of TRCLLC, its subsidiaries and joint ventures in which it has a controlling interest.  For consolidated joint ventures, the noncontrolling partner’s share of the assets, liabilities and operations of the joint venture (generally computed as the joint venture partner’s ownership percentage) is included in noncontrolling interests in Consolidated Real Estate Affiliates as a permanent element of capital.  All significant intercompany balances and transactions have been eliminated.

Prior to the Effective Date, through a series of transactions, properties owned by Old GGP were contributed to TRCLP.  In accordance with the GAAP guidance established for mergers involving affiliates under common control,

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the consolidated financial statements of the Predecessor have been recast to include the financial position and results of these properties for all periods presented, similar to a pooling of interests. This restructuring increased TRCLP’s total assets by $2.3 billion, total liabilities by $1.5 billion and total partners’ capital by $0.8 billion as of December 31, 2009. As a result, net income was increased by $18.8 million and $96.1 million for the years ended December 31, 2009 and 2008, respectively.

Pursuant to the Plan, prior to the Effective Date, TRCLP distributed the HHC Properties it indirectly owned to Old GGP to facilitate the HHC distribution described above.  In addition, TRCLP distributed various operating properties including the private REIT entity that owned a noncontrolling interest in GGPLP L.L.C. to Old GGP.  The operations of these properties have been reported in the Predecessor periods as discontinued operations on the Consolidated Statements of Income and Comprehensive Income (Note 4).

The structure of the Plan Sponsors’ investments triggered the application of the acquisition method of accounting in accordance with GAAP,  as the Plan and the consummation of the Investment Agreements and the Texas Teachers investment agreement constituted a ‘‘transaction or event” in which an acquirer obtains control of one or more ‘‘businesses’’ or a ‘‘business combination’’ requiring such application. New GGP, Inc. is the acquirer that obtains control as it obtains all of the common stock of Old GGP (a business for purposes of applying the acquisition method of accounting) in exchange for issuing its stock to the Old GGP common stockholders on a one-for-one basis (excluding fractional shares).  As TRCLLC is a subsidiary of GGP, the effects of the acquisition method of accounting have been applied to the assets and liabilities of the Consolidated Balance Sheet of TRCLLC as of the Effective Date. In addition, the Successor’s Consolidated Statement of Income and Comprehensive Income, Consolidated Statement of Cash Flows and Consolidated Statement of Capital for the period November 9, 2010 to December 31, 2010 reflects the revaluation of TRCLLC assets and liabilities to Fair Value as of the Effective Date (Note 3).

Reclassifications

In addition to the restatements discussed above, certain amounts in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the current period presentation.  Specifically, we reclassified cleaning, landscaping and refuse removal expenses from property maintenance costs to other property operating costs.

Pre-Petition Date Claims and Classification of Liabilities Subject to Compromise

During September 2009, the Debtors filed with the Bankruptcy Court their schedules of the assets and liabilities existing on the Petition Date. In addition, November 12, 2009 was established by the Bankruptcy Court as the general bar date (the date by which most entities that wished to assert a pre-petition claim against a Debtor had to file a proof of claim in writing). Although as of the Effective Date, all Debtors have emerged from bankruptcy, certain differences between liability amounts estimated by the Debtors and claims submitted by creditors have not yet been resolved and may be submitted to the Bankruptcy Court which will make a final determination of the allowable claim.  The various plans of reorganization of the Debtors provide that all allowed claims, that is, undisputed or Bankruptcy Court affirmed claims of creditors against the Debtors, are to be paid in full. Our aggregate liabilities include provisions for claims against Debtors that were timely submitted to the Bankruptcy Court and have been recorded, as appropriate, based upon the GAAP guidance for the recognition of contingent liabilities and on our evaluations of such claims. Accordingly, we currently believe that the aggregate amount of claims recorded by the Debtors will not vary materially from the amount of claims that will ultimately be allowed or resolved by the Bankruptcy Court.

Liabilities not subject to compromise at December 31, 2009 included: (1) liabilities held by Non-Debtor entities and Debtors that had, as of such date, emerged from bankruptcy; (2) liabilities incurred after the Petition Date; (3) certain pre-Petition Date liabilities the TopCo Debtors expected to pay in full, even though certain of these amounts could not be paid until the Plan was effective; (4) liabilities related to pre-petition contracts that affirmatively had not been rejected; and (5) pre-Petition Date liabilities that have been approved for payment by the Bankruptcy Court and that the Debtors expected to pay in the ordinary course of business, including certain employee related items (salaries, vacation and medical benefits).

All liabilities incurred by the Debtors prior to the Petition Date other than those specified above were, at December 31, 2009, considered liabilities subject to compromise. The amounts of the various categories of liabilities that were

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subject to compromise are set forth below. These amounts represented the then estimates of known or potential pre-Petition Date claims likely to be resolved in connection with the bankruptcy filings. Although such claims at December 31, 2009 remained subject to future adjustments due to further negotiations with creditors and actions of the Bankruptcy Court, as the Debtors had emerged from bankruptcy or did emerge on the Effective Date pursuant to plans of reorganization providing for, in general, full payment of allowed claims, substantially all recorded liabilities at December 31, 2009 were settled or reinstated in 2010. The amounts subject to compromise at December 31, 2009 consisted of the following items:

Predecessor
December 31, 2009
(In thousands)
Mortgages and secured notes	$4,246,423
Unsecured public debt	2,251,824
Accounts payable and accrued liabilities	313,820
Total liabilities subject to compromise	$6,812,067

The classification of liabilities “not subject to compromise” versus liabilities “subject to compromise” was based on the then available information and analysis.

Reorganization Items

Reorganization items are expense or income items that were incurred or realized by the Debtors as a result of the Chapter 11 Cases and are presented separately in the Consolidated Statements of Income and Comprehensive Income of the Predecessor. These items include professional fees and similar types of expenses and gains on liabilities subject to compromise directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors as a result of the Chapter 11 Cases. However, for the year ended December 31, 2009, this amount primarily reflects only gains or losses resulting from activities of the reorganization process, the gains resulting from agreements reached with certain critical vendors which were ratified by the Bankruptcy Court and for which payments on an installment basis began in July 2009, all of which were specifically identifiable with individual properties.  Trustee fees were paid by individual debtors. Any other allocations of costs have not been made to individual debtors as all other costs were subject to Bankruptcy Court approval.

Reorganization items are as follows:

	Predecessor
	Period from	Post-Petition
	January 1, 2010	Period Ended
Reorganization Items	to November 9, 2010	December 31, 2009
	(In thousands)
Gains on liabilities subject to compromise - other (1)	$(850)	$(3,170)
Losses (gains) on liabilities subject to compromise - mortgage debt (2)	26,941	(52,446)
U.S. Trustee fees (3)	1,488	629
Restructuring costs (4)	30,530	16,917
Total reorganization items	$58,109	$(38,070)

(1)

This amount includes gains from repudiation, rejection or termination of contracts or guarantee of obligations. Such gains reflect agreements reached with certain critical vendors, which were authorized by the Bankruptcy Court and for which payments on an installment basis began in July 2009.

(2)	Such (gains) losses include the Fair Value adjustments of mortgage debt.
(3)	Estimate of fees due remain subject to confirmation and review by the office of the United States Trustee (“U.S. Trustee”).
(4)	Restructuring costs include finance costs incurred related to the properties that emerged from bankruptcy.

Properties

Real estate assets are stated at cost less any provisions for impairments.  Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

capitalized to the extent the total carrying amount of the property does not exceed the estimated fair value of the completed property.  Real estate taxes and interest costs incurred during construction periods are capitalized. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period.  Capitalized real estate taxes and interest costs are amortized over lives which are consistent with the constructed assets.

Pre-development costs, which generally include legal and professional fees and other directly-related third-party costs, are capitalized as part of the property being developed.  In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed (see also our impairment policies in this Note 2 below).

Tenant improvements, either paid directly or in the form of construction allowances paid to tenants, are capitalized and depreciated over the applicable lease term.  Maintenance and repairs are charged to expense when incurred.  Expenditures for significant betterments and improvements are capitalized.

Depreciation or amortization expense is computed using the straight-line method based upon the following estimated useful lives:

Years
Buildings and improvements	45
Equipment and fixtures	5-10
Tenant improvements	Applicable lease term

Accumulated depreciation was reset to zero on the Effective Date (Note 3) in conjunction with the application of the acquisition method of accounting due to the Plan and the Investment Agreements.

Impairment

Operating properties and land held for development and redevelopment, including assets to be sold after such development or redevelopment

The generally accepted accounting principles related to accounting for the impairment or disposal of long-lived assets require that if impairment indicators exist and the undiscounted cash flows expected to be generated by an asset are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of such asset to its Fair Value (as defined below).  We review our consolidated and unconsolidated real estate assets, including operating properties, land held for development and sale and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment indicators for our retail and other segment are assessed separately for each property and include, but are not limited to, significant decreases in real estate property net operating income and occupancy percentages.

Impairment indicators for our Master Planned Communities segment, up to the Effective Date, were assessed separately for each community and included, but were not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs or cancellation rates, and projected losses on expected future sales.

Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, developments in progress, and land held in development and redevelopment, are assessed by project and include, but are not limited to, significant changes the Company’s plans with respect to the project, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted cash flows.  The cash flow estimates used both for determining recoverability and estimating Fair Value (as described immediately below) are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, and estimated holding periods for the applicable assets.  Fair Value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“Fair Value”).  Although the estimated Fair Value

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows.  To the extent an impairment provision is determined to be necessary, the excess of the carrying amount of the asset over its estimated Fair Value is expensed to operations.  In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the asset.  The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

The Predecessor recorded impairment charges related to its operating properties, land held for development and sale, and properties under development of $14.3 million for the period from January 1, 2010 to November 9, 2010, $645.9 million for the year ended December 31, 2009 and $43.0 million for the year ended December 31, 2008.  These impairment charges, except for $3.3 million, $407.9 million and $3.3 million, respectively which are included in discontinued operations, are included in Provisions for impairment in the Predecessor’s Consolidated Statements of Income and Comprehensive Income.

Due to the application of acquisition accounting on the Effective Date (Note 3) which set the carrying value of our properties to Fair Value at November 9, 2010, no provisions for impairment were necessary for the Successor at December 31, 2010.

Investment in Unconsolidated Real Estate Affiliates

In accordance with the generally accepted accounting principles related to the equity method of accounting for investments, a series of operating losses of an investee or other factors may indicate that an other-than-temporary decrease in value of our investment in the Unconsolidated Real Estate Affiliates has occurred. The investment in each of the Unconsolidated Real Estate Affiliates is evaluated periodically and as deemed necessary for recoverability and valuation declines that are other than temporary. Accordingly, in addition to the property-specific impairment analysis that we perform on the investment properties, land held for development and sale and developments in progress owned by such joint ventures (as part of our investment property impairment process described above), we also considered the ownership and distribution preferences and limitations and rights to sell and repurchase our ownership interests.  Based on our evaluations, no provisions for impairment were recorded for the period from November 10, 2010 to December 31, 2010, the period from January 1, 2010 to November 9, 2010 or the years ended December 31, 2009 and 2008 related to our investments in Unconsolidated Real Estate Affiliates.

Goodwill

The application of acquisition accounting on the Effective Date did not yield any goodwill for the Successor and all prior goodwill amounts were eliminated (Note 3).  With respect to the Predecessor, the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed was recorded as goodwill.  Goodwill was recognized and allocated to specific properties in our Retail and Other Segment since each individual rental property or each operating property was an operating segment and considered a reporting unit.  The generally accepted accounting principles related to goodwill and other intangible assets provide that goodwill should be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  We performed this test by first comparing the estimated Fair Value of each property with our book value of the property, including, if applicable, its allocated portion of aggregate goodwill.  We assessed Fair Value based on estimated future cash flow projections that utilize discount and capitalization rates which are generally unobservable in the market place (Level 3 inputs) under these principles, but approximate the inputs we believe would be utilized by market participants in assessing Fair Value.  Estimates of future cash flows were based on a number of factors including the historical operating results, known trends, and market/economic conditions.  If the carrying amount of a property, including its goodwill, exceeds its estimated Fair Value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In this second step, if the implied Fair Value of goodwill was less than the carrying amount of goodwill, an impairment charge was recorded.

As of December 31, 2009 and 2008 and as of the end of each quarter in 2009, we performed impairment tests of goodwill as changes in market and economic conditions indicated an impairment of the asset might have occurred.  As a result of the procedures performed, we recorded provisions for impairment of goodwill of $140.6 million and $32.8 million for the years ended December 31, 2009 and 2008, respectively, as presented in the table below.  During 2010, until the Effective Date, there were no events or circumstances that indicated that the then current carrying amount of goodwill might be impaired.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Predecessor
	2010	2009	2008
		(In thousands)
Balance as of January 1,
Goodwill before accumulated impairment losses	$373,097	$373,097	$373,097
Accumulated impairment losses	(173,433)	(32,806)	—
	199,664	340,291	373,097
Goodwill impairment losses during the year	—	(140,627)	(32,806)

Balance as of December 31 (November 9 for 2010),
Goodwill before accumulated impairment losses	373,097	373,097	373,097
Accumulated Goodwill impairment losses	(173,433)	(173,433)	(32,806)
Goodwill, net	$199,664	$199,664	$340,291

Summary of all Provisions for Impairment:

			Predecessor (1)
			Period from January 1,
			2010 through November
Impaired Asset	Location	Method of Determining Fair Value	9, 2010	2009	2008
			(In thousands)
Owings Mills-Two Corporate Center	Owings Mills, MD	Projected sales price analysis(2)	—	7,880	—
The Pines	Pine Bluff, AR	Direct Capitalization method(4)	11,057	—	—
River Falls Mall	Clarksville, IN	Discounted cash flow analysis(5)	—	82,897	—
Southshore Mall	Aberdeen, WA	Projected sales price analysis(2)	—	—	3,951
Various pre-development costs(6)			6	6,610	2,812
Goodwill(7)			—	140,627	32,868
Total provisions for impairment from continuing operations			$11,063	$238,014	$39,631

Fairwood Master Planned Community	Columbia, MD	Projected sales price analysis(2)	—	52,769	—
Kendall Town Center	Miami, FL	Projected sales price analysis(2)	—	35,518	—
Landmark Mall	Alexandria, VA	Discounted cash flow analysis(4)	—	27,323	—
Northgate Mall	Chattanooga, TN	Estimated fair value of debt(3)	1,398	14,993	—
Oviedo Marketplace	Oviedo, FL	Estimated fair value of debt(3)	1,184	3,438	—
Owings Mills Mall	Owings Mills, MD	Discounted cash flow analysis(5)	—	51,604	161
Princeton Land East, LLC	Princeton, NJ	Comparable property market analysis(4)	—	8,904	—
Princeton Land LLC	Princeton, NJ	Comparable property market analysis(4)	—	13,356	—
The Shops At Summerlin Centre	Las Vegas, NV	Comparable property market analysis(4)	—	176,141	—
Various pre-development costs(6)			699	23,810	3,188
Total provisions for impairment from discontinuing operations			$3,281	$407,856	$3,349

Total provisions for impairment			$14,344	$645,870	$42,980

(1)	Due to the application of the acquisition method of accounting (note 3), no provisions for impairment were required for the Successor.
(2)	These impairments were driven by a recoverable value based on a per lot or unit sales price analysis incorporating market absorption and other management assumptions that is below carrying value.
(3)	These impairments were primarily driven by management’s intent to deed these properties to lenders in satisfaction of secured debt upon emergence from bankruptcy.
(4)

These impairments were primarily driven by management’s changes in current plans with respect to the property and measured based on the value of the underlying land, which is based on comparable property market analysis or a projected sales price analysis that incorporates available market information and other management assumptions as these properties are either no longer operational or operating with no or nominal income.

(5)	These impairments were primarily driven by the management’s business plan that exclude these properties from its long term hold.
(6)	Related to the write down of various re-development costs that were determined to be non-recoverable due to management’s decision to terminate the related projects.
(7)

These impairments were primarily driven by combined increases in capitalization rate assumptions during 2009 and related estimates of NOI, primarily due to the impact of the decline in the retail market on our operations.

General

Certain of the Predecessor’s properties had estimated Fair Values less than their carrying amounts.  However, based on Old GGP’s plans with respect to such properties, it was believed that the carrying amounts were recoverable and therefore, under applicable generally accepted accounting principles, no additional impairments were taken.  In addition, carrying values of our properties were reset to Fair Value on the Effective Date as provided by the acquisition method of accounting (Note 3).  Additional impairment charges could be taken in the future if economic conditions change or if the plans regarding such assets change.  Therefore, we can provide no assurance that material impairment charges with respect to our assets, including operating properties, Unconsolidated Real Estate Affiliates and developments in progress, will not occur in future periods.  Accordingly, we will continue to monitor circumstances and events in future periods to determine whether additional impairments are warranted.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisitions of operating properties

Acquisitions of properties are accounted for utilizing the acquisition method of accounting and, accordingly, the results of operations of acquired properties were included in the results of operations from the respective dates of acquisition.  Estimates of future cash flows and other valuation techniques were used to allocate the purchase price of acquired property between land, buildings and improvements, equipment, debt liabilities assumed and identifiable intangible assets and liabilities such as amounts related to in-place at-market tenant leases, acquired above and below-market tenant and ground leases and tenant relationships. Due to existing contacts and relationships with tenants at our owned properties, no significant value had been described to the tenant relationships at the acquired properties on previous years by TRCLP or by the Successor in 2010 (Note 3).

Investments in Unconsolidated Real Estate Affiliates

We account for investments in joint ventures where we own a non-controlling joint interest using the equity method.  Under the equity method, the cost of our investment is adjusted for our share of the equity in earnings of such Unconsolidated Real Estate Affiliates from the date of acquisition and reduced by distributions received.  Generally, the operating agreements with respect to our Unconsolidated Real Estate Affiliates provide that assets, liabilities and funding obligations are shared in accordance with our ownership percentages.  Therefore, we generally also share in the profit and losses, cash flows and other matters relating to our Unconsolidated Real Estate Affiliates in accordance with our respective ownership percentages.  Except for Retained Debt, differences between the carrying amount of our investment in the Unconsolidated Real Estate Affiliates and our share of the underlying equity of such Unconsolidated Real Estate Affiliates (for example, arising from the application of the acquisition method of accounting, Note 3) are amortized over lives ranging from five to forty five years.  When cumulative distributions exceed our investment in the joint venture, the investment is reported as a liability in our consolidated financial statements.  For those joint ventures where we own less than approximately a 5% interest and have virtually no influence on the joint venture’s operating and financial policies, we account for our investments using the cost method.

Cash and Cash Equivalents

Highly-liquid investments with maturities at dates of purchase of three months or less are classified as cash equivalents.

Receivable from General Growth Properties, Inc.

The amounts receivable from General Growth Properties, Inc. are primarily non-interest bearing, unsecured, payable on demand, and have been reflected as a component of Capital.

Leases

Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables.  Leases which transfer substantially all the risks and benefits of ownership to us are considered capital leases and the present values of the minimum lease payments are accounted for as assets and liabilities.

Deferred Expenses

Deferred expenses consist principally of financing fees, leasing costs and commissions.  Deferred financing fees are amortized to interest expense using the effective interest method (or other methods which approximate the interest method) over the terms of the respective financing agreements.  The acquisition method of accounting eliminated such balances of deferred finance fees and the Successor only has amounts incurred subsequent to the Effective Date. Deferred leasing costs and commissions are amortized using the straight-line method over periods that approximate the related lease terms.

Noncontrolling Interests

As of January 1, 2009, we adopted a new generally accepted accounting principle related to noncontrolling interests in consolidated financial statements, which changed the reporting for minority interests in our consolidated joint ventures by re-characterizing them as noncontrolling interests and re-classifying certain of such minority interests as

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a component of permanent capital in our consolidated balance sheets.  These principles also changed the presentation of the income allocated to minority interests by re-characterizing it as allocations to noncontrolling interests and re-classifying such income as an adjustment to net income to arrive at net income attributable to General Growth Properties, Inc.

Revenue recognition and related matters

Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases.  Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties.  Termination income recognized totaled $0.4 million for the period from November 10, 2010 through December 31, 2010, $3.5 million for the period from January 1, 2010 through November 9, 2010, $3.8 million for the year ended December 31, 2009, and $7.3 million for the year ended December 31, 2008.  Net amortization/(accretion) related to above and below-market tenant leases was $(4.6) million for the for the period from November 10, 2010 through December 31, 2010, $1.1 million for the period from January 1, 2010 through November 9, 2010, $3.6 million for the year ended December 31, 2009, and $11.8 million for the year ended December 31, 2008.

Straight-line rent receivables, which represent the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases, of $3.0 million as of December 31, 2010 and $135.3 million as of December 31, 2009 are included in Accounts and notes receivable, net in our consolidated financial statements.

Percentage rent in lieu of fixed minimum rent totaled $2.5 million for the period from November 10, 2010 through December 31, 2010, $11.3 million for the period from January 1, 2010 through November 9, 2010, $12.4 million for the year ended December 31, 2009, and $8.8 million for the year ended December 31, 2008.

We provide an allowance for doubtful accounts against the portion of accounts receivable, including straight-line rents, which is estimated to be uncollectible.  Such allowances are reviewed periodically based upon our recovery experience.  We also evaluate the probability of collecting future rent which is recognized currently under a straight-line methodology.  This analysis considers the long-term nature of our leases, as a certain portion of the straight-line rent currently recognizable will not be billed to the tenant until many years into the future.  Our experience relative to unbilled deferred rent receivable is that a certain portion of the amounts recorded as straight-line rental revenue are never collected from (or billed to) tenants due to early lease terminations.  For that portion of the otherwise recognizable deferred rent that is not deemed to be probable of collection, no revenue is recognized.  Accounts and notes receivable in our Consolidated Balance Sheets are shown net of an allowance for doubtful accounts of $14.5 million as of December 31, 2010 and $44.7 million as of December 31, 2009.

Overage rent (“Overage Rent”) is paid by a tenant when its sales exceed an agreed upon minimum amount.  Overage Rent is calculated by multiplying the sales in excess of the minimum amount by a percentage defined in the lease. Overage Rent is recognized on an accrual basis once tenant sales exceed contractual tenant lease thresholds.  Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

Revenues from land sales from master planned communities were recognized by the Predecessor using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the land sold are met.  Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances.  Revenues and cost of sales are recognized on a percentage of completion basis for land sale transactions in which we are required to perform additional services and incur significant costs after title has passed.

All TRCLP master planned community land was distributed to Old GGP prior to the Effective Date. Prior to such distribution, cost ratios for land sales were determined as a specified percentage of land sales revenues recognized for each community development project.  The cost ratios used were based on actual costs incurred and estimates of future development costs and sales revenues to completion of each project.  The ratios were reviewed regularly and revised for changes in sales and cost estimates or development plans.  The specific identification method was used to determine cost of sales for certain parcels of land, including acquired parcels not intended for development or for which development was complete at the date of acquisition.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes (Note 7)

Deferred income taxes are accounted for using the asset and liability method.  Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns and are recorded primarily by certain of our taxable REIT subsidiaries.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  An increase or decrease in the deferred tax liability that results from a change in circumstances, and which causes a change in our judgment about expected future tax consequences of events, is included in the current tax provision.  Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards.  A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized.  An increase or decrease in the valuation allowance that results from a change in circumstances, and which causes a change in our judgment about the realizability of the related deferred tax asset, is included in the current tax provision.  The Successor experienced a change in control, pursuant to Section 382 of the Internal Revenue Code as a result of the transactions undertaken to emerge from bankruptcy that could limit the benefit of deferred tax assets.  In addition, we recognize and report interest and penalties, if necessary, related to uncertain tax positions within our provision for income tax expense.

With respect to the Predecessor, in many of the Master Planned Communities, gains with respect to sales of land for commercial use, condominiums or apartments were reported for tax purposes on the percentage of completion method.  Under the percentage of completion method, gain was recognized for tax purposes as costs are incurred in satisfaction of contractual obligations.  The method used for determining the percentage complete for income tax purposes was different than that used for financial statement purposes.  In addition, gains with respect to sales of land for single family residences were reported for tax purposes under the completed contract method.  Under the completed contract method, gain was recognized for tax purposes when 95% of the costs of our contractual obligations are incurred or the contractual obligation was transferred.

Fair Value Measurements

We adopted the generally accepted accounting principles related to Fair Value measurements as of January 1, 2008 for our financial assets and liabilities and, although our disclosures were increased, such adoption did not change our valuation methods for such assets and liabilities.  This initial adoption applied primarily to our derivative financial instruments, which are assets and liabilities carried at Fair Value (primarily based on unobservable market data) on a recurring basis in our consolidated financial statements.  As of December 31, 2010 and 2009, our derivative financial instruments and our investments in marketable securities are immaterial to our consolidated financial statements. In addition, as required, we adopted these principles as of January 1, 2009 for our non-financial assets and liabilities which, in accordance with the guidance, impacts our assets and liabilities measured at Fair Value due to the acquisition method of accounting, measuring liabilities upon bankruptcy emergence and impairments incurred since adoption.

The accounting principles for Fair Value measurements establish a three-tier Fair Value hierarchy, which prioritizes the inputs used in measuring Fair Value.  These tiers consist of:

•                  Level 1 - defined as observable inputs such as quoted prices for identical assets or liabilities in active markets;

•                  Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•                  Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table summarizes our assets and liabilities that are (or, up to the date of sale or disposition, were) measured at Fair Value on a nonrecurring basis (excluding those assets and liabilities valued at the Effective Date — Note 3):

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

					Total (Loss) Gain
		Quoted Prices in			Period from	Total (Loss) Gain	Total (Loss) Gain
		Active Markets	Significant Other	Significant	January 1, 2010	Year Ended	Year Ended
	Total Fair Value	for Identical	Observable Inputs	Unobservable	through November	December 31,	December 31,
	Measurement	Assets (Level 1)	(Level 2)	Inputs (Level 3)	9, 2010	2009	2008
	(In thousands)
Investments in real estate:
Owings Mills Mall	$26,695	$—	$—	$26,695	$—	$(51,604)	$—
Owings Mills-Two Corporate Center	15,762	—	—	15,762	—	(7,880)	—
The Pines	4,100	—	—	4,100	(11,057)	—	—
River Falls Mall	23,782	—	—	23,782	—	(82,893)	—
Southshore Mall	5,240	—	—	5,240	—	—	(3,951)
Total from continuing operations	$75,579	$—	$—	$75,579	$(11,057)	$(142,377)	$(3,951)
Fairwood Master Planned Community	12,629	—	12,629	—	—	(52,769)	—
Kendall Town Center	13,931	—	—	13,931	—	(35,518)	—
Landmark Mall	49,501	—	—	49,501	—	(27,323)	—
Northgate Mall	24,000	—	—	24,000	(1,398)	(14,904)	—
Oviedo Marketplace	32,840	—	—	32,840	(1,184)	(3,438)	—
Princeton Land East, LLC	8,802	—	8,802	—	—	(8,904)	—
Princeton Land LLC	11,948	—	11,948	—	—	(13,356)	—
The Shops At Summerlin Centre	46,300	—	46,300	—	—	(176,141)	—
Total from discontinued operations	$199,951	$—	$79,679	$120,272	$(2,582)	$(332,353)	$—
Total investments in real estate	$275,530	$—	$79,679	$195,851	$(13,639)	$(474,730)	$(3,951)

Debt:
Fair Value of emerged entity mortgage debt from continuing operations	4,256,247	—	—	4,256,247	26,941	(52,446)	—
Fair Value of emerged entity mortgage debt from discontinued operations	3,548,070	—	—	3,548,070	(66,763)	(85,734)	—
	$7,804,317	$—	$—	$7,804,317	$(39,822)	$(138,180)	$—

Fair Value of Financial Instruments

The Fair Values of our financial instruments approximate their carrying amount in our financial statements except for debt.  As a result of the Company’s Chapter 11 filing, the Fair Value for the outstanding debt that was included in liabilities subject to compromise in our Consolidated Balance Sheets could not be reasonably determined at December 31, 2009 as the timing and amounts to be paid were subject to confirmation by the Bankruptcy Court.  For the $4.3 billion of mortgages, notes and loans payable that were outstanding and not subject to compromise at December 31, 2009 and our debt at December 31, 2010, management’s required estimates of Fair Value are presented below.  This Fair Value was estimated solely for financial statement reporting purposes and should not be used for any other purposes, including estimating the value of any of the Company’s securities. We estimated the Fair Value of this debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the Fair Value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, current London Interbank Offered Rate (“LIBOR”), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds, U.S. treasury obligation interest rates and on the discounted estimated future cash payments to be made on such debt.  The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed, or, in the case of the Emerged Debtors, recorded due to GAAP bankruptcy emergence guidance.  Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated Fair Value of any of such debt could be realized by immediate settlement of the obligation.

	Successor		Predecessor
	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Fixed-rate debt	$5,120,294	$5,093,281	$4,323,715	$4,250,578
Variable-rate debt	45,626	47,407	—	—
	$5,165,920	$5,140,688	$4,323,715	$4,250,578

Included in such amounts for 2009 is $2.45 billion of debt that relates to the 29 TRCLP properties that emerged from bankruptcy in December 2009 where the carrying value of the debt was adjusted by a total of $146.5 million to an estimated Fair Value of such debt (based on significant unobservable (Level 3) Inputs).

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

The functional currencies for our international joint ventures are their local currencies.  Assets and liabilities of these investments are translated at the rate of exchange in effect on the balance sheet date and results of operations are translated at the weighted average exchange rate for the period.  Translation adjustments resulting from the translation of assets and liabilities are accumulated in stockholders’ equity as a component of accumulated other comprehensive income (loss).  Translation of results of operations is reflected in equity in income of Unconsolidated Real Estate Affiliates.

Transactions with Affiliates

GGP directly performs functions such as payroll, benefits, and insurance for TRCLLC and related costs for such functions are either charged directly to or allocated, as applicable, to TRCLLC.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  For example, estimates and assumptions have been made with respect to fair values of assets and liabilities for purposes of applying the acquisition method of accounting, the useful lives of assets, capitalization of development and leasing costs, provision for income taxes, recoverable amounts of receivables and deferred taxes, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to acquisitions, impairment of long-lived assets and goodwill, fair value of debt of the Emerged Debtors and cost ratios and completion percentages used for land sales.  Actual results could differ from these and other estimates.

NOTE 3                ACQUISITIONS AND INTANGIBLES

Acquisition Method of Accounting Adjustments on the Effective Date

The acquisition method of accounting has been applied to the assets and liabilities of the Successor to reflect the acquisition of Old GGP by New GGP as part of the Plan as discussed in Note 1. The acquisition method of accounting adjustments recorded on the Effective Date reflect the allocation of the estimated purchase price as presented in the table below. Such adjustments reflect the amounts required to adjust the carrying values of our assets and liabilities, after giving effect to the transactions pursuant to the Plan and the distribution of certain assets and liabilities to GGP pursuant to the Plan, to the fair values of such remaining assets and liabilities and redeemable non-controlling interests, with the offset to capital, as provided by the acquisition method of accounting.  See Note 11 for unaudited pro forma financial information.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Price Allocation

	November 9, 2010
	(in thousands)
Sources of funds		$5,079,126
Plus: Assumed liabilities
Fair value of mortgages, notes and loans payable		5,175,840
Accounts payable and accrued expenses:
Below-market tenant leases	295,849
Accounts payable to affiliates	5,670
Accrued payroll and bonus	4,760
Accounts payable	4,616
Real estate tax payable	28,901
Above-market ground leases	9,209
Other accounts payable and accrued expenses	175,544
Total accounts payable and accrued expenses		524,549
Total assumed liabilities		5,700,389
Plus: Noncontrolling interests in consolidated real estate affiliates		21,469
Total purchase price		$10,800,984

Land		$1,061,890
Buildings and equipment:
Buildings and equipment	5,007,832
Tenant improvements	183,022
In-place leases	398,102
Total buildings and equipment		5,588,956
Developments in progress		57,072
Investment in and loans to/from Unconsolidated Real Estate Affiliates		1,827,837
Cash and cash equivalents		1,515,116
Accounts and notes receivable		31,133
Deferred expenses:
Lease commissions	49,737
Capitalized legal / marketing costs	6,809
Total deferred expenses		56,546
Prepaid expenses and other assets:
Above-market tenant leases	394,326
Below-market ground leases	176,202
Security and escrow deposits	34,205
Prepaid expenses	13,548
Other	44,153
Total prepaid expenses and other assets		662,434
Total fair value of assets		$10,800,984

The aggregate Fair Value of the assets and liabilities of TRCLLC were computed using estimates of future cash flows and other valuation techniques, including estimated discount and capitalization rates, and such estimates and techniques were also used to allocate the purchase price of acquired property between land, buildings, equipment, tenant improvements and identifiable intangible assets and liabilities such as amounts related to in-place at-market tenant leases, acquired above and below-market tenant and ground leases.  Such allocations are subject to adjustment as estimates are refined.  Any such adjustments are not expected to be material.  Elements of the Predecessor’s working capital have been reflected at current carrying amounts as such short-term items are assumed to be settled in cash within 12 months at such values.

The Fair Values of tangible assets are determined on an “if vacant” basis. The “if vacant” fair value is allocated to land, where applicable, buildings, equipment and tenant improvements based on comparable sales and other relevant information with respect to the property. Specifically, the “if vacant” value of the buildings and equipment was calculated using a cost approach utilizing published guidelines for current replacement cost or actual construction costs for similar, recently developed properties; and an income approach. Assumptions used in the income approach to the value of buildings include: capitalization and discount rates, lease-up time, market rents, make ready costs, land value, and site improvement value. We believe that the most influential assumption in the estimation of value

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

based on the income approach is the assumed discount rate and an average one half of one percent change in the aggregate discount rates applied to our estimates of future cash flows would result in an approximate 3.5 percent change in the aggregate estimated value of our real estate investments.  With respect to developments in progress, the fair value of such projects approximated the carrying value.

The estimated fair value of in-place tenant leases includes lease origination costs (the costs we would have incurred to lease the property to the current occupancy level of the property) and the lost revenues during the period necessary to lease-up from vacant to the current occupancy level. Such estimate includes the fair value of leasing commissions, legal costs and tenant coordination costs that would be incurred to lease the property to this occupancy level. Additionally, we evaluate the time period over which such occupancy level would be achieved and include an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period, which generally ranges up to one year. The fair value of acquired in-place tenant leases is included in the balance of buildings and equipment and amortized over the remaining lease term for each tenant.

Intangible assets and liabilities were calculated for above-market and below-market tenant and ground leases where we are either the lessor or the lessee. Above-market and below-market tenant and ground lease values were valued (using an interest rate which reflects the risks associated with the leases acquired) based on the difference between the contractual amounts to be received or paid pursuant to the leases and our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable term of the leases, including below market renewal options. The variance between contract rent versus prevailing market rent is projected to expiration for each particular tenant and discounted back to the date of acquisition. Significant assumptions used in determining the fair value of leasehold assets and liabilities include: (1) the market rental rate, (2) market reimbursements, (3) the market rent growth rate and (4) discount rates. Above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases (approximately five years for tenant leases and approximately 50 years for ground leases). The remaining term of leases with lease renewal options with terms significantly below (25% or more discount to the assumed market rate of the tenant’s space at the time the renewal option is to apply) market reflect the assumed exercise of such renewal options and assume the amortization period would coincide with the extended lease term. Due to existing contacts and relationships with tenants at our currently owned properties and that there was no significant perceived difference in the renewal probability of a tenant based on such relationship, no significant value has been ascribed to the tenant relationships at the properties.

Less than 1% of our leases contain renewal options exercisable by our tenants. In estimating the fair value of the related below market lease liability, we assumed that tenants with renewal options would exercise this option if the renewal rate was at least 25% below the estimated market rate at the time of renewal. We have utilized this assumption, which we believe to be reasonable, because we believe that such a discount would be compelling and that tenants would elect to renew their leases under such favorable terms. We believe that at a discount of less than 25%, the tenant also considers qualitative factors in deciding whether to renew a below-market lease and, accordingly, renewal can not be assumed. In cases where we have assumed renewal of the below-market lease, we have used the terms of the leases, as renewed, including any below market renewal options, to amortize the calculated below-market lease intangible. If we had used a discount to estimated market rates of 10% rather than 25%, there would not have been a material change in the below-market lease intangible or the amortization of such intangible.

With respect to our investments in the Unconsolidated Real Estate Affiliates, our fair value reflects the fair value of the property held by such affiliate, as computed in a similar fashion to our majority owned properties. Such fair values have been adjusted for the consideration of our ownership and distribution preferences and limitations and rights to sell and repurchase our ownership interests. We estimated the fair value of debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the fair value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, the current London Interbank Offered Rate (‘‘LIBOR’’), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds and U.S. treasury obligation interest rates, and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate such amounts. Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated fair value of any of such debt could be realized by immediate settlement of the obligation.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets and Liabilities

The following table summarizes our intangible assets and liabilities (in thousands):

	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
	(In thousands)
Successor - As of December 31, 2010
Tenant leases:
In-place value	$397,171	$(17,744)	$379,427
Above-market	393,628	(11,807)	381,821
Below-market	(295,422)	7,510	(287,912)
Ground leases:
Above-market	(9,209)	54	(9,155)
Below-market	175,200	(665)	174,535

Predecessor - As of December 31, 2009
Tenant leases:
In-place value	$420,871	$(285,736)	$135,135
Above-market	61,713	(47,548)	14,165
Below-market	(84,681)	54,527	(30,154)
Ground leases:
Above-market	(16,968)	2,423	(14,545)
Below-market	270,074	(29,726)	240,348
Real estate tax stabilization agreement	91,879	(20,272)	71,607

The gross asset balances of the in-place value of tenant leases are included in Buildings and equipment in our Consolidated Balance Sheets.  Acquired in-place at-market tenant leases are amortized over periods that approximate the related lease terms.  Acquired above-market and below-market tenant and ground leases are included in Prepaid expenses and other assets and Accounts payable and accrued expenses as detailed in Note 9.  Above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases (averaging approximately five years for tenant leases and approximately 45 years for ground leases).

Amortization/accretion of these intangible assets and liabilities, and similar assets and liabilities from our Unconsolidated Real Estate Affiliates at our share, decreased our income (excluding the impact of noncontrolling interest and the provision for income taxes) by $18.6 million for the period from November 10, 2010 through December 31, 2010, $16.5 million for the period from January 1, 2010 through November 9, 2010, $28.2 million in 2009 and $62.8 million in 2008.

Future amortization, including our share of such amounts from unconsolidated real estate affiliates, is estimated to increase income (excluding the impact of provision for income taxes) by approximately $236.4 million in 2011, $180.4 million in 2012, $142.7 million in 2013, $123.9 million in 2014, and $108.7 million in 2015.

NOTE 4     DISCONTINUED OPERATIONS AND GAINS (LOSSES) ON DISPOSITIONS

General

All of the 2010 and 2008 dispositions, including (loss) gain on dispositions, are included in discontinued operations in our consolidated financial statements and are summarized in the table below.  The operations of the office building sold in 2009 did not materially impact the prior period results and therefore we have not reported any prior operations of this property as discontinued operations in the accompanying consolidated financial statements. For Federal income tax purposes, the two office buildings and one of the office parks located in Maryland were used in 2008 as relinquished property in a like-kind exchange involving the acquisition of The Shoppes at The Palazzo.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Distribution of Certain Assets and Liabilities to GGP

As discussed in Note 2, pursuant to the Plan, prior to the Effective Date, TRCLP distributed the HHC Properties it indirectly owned to Old GGP to facilitate the HHC distribution described above.  In addition, TRCLP distributed various operating properties to Old GGP.  The operations of these properties have been reported as discontinued operations.

Discontinued Operations

	Successor	Predecessor
	Period from	Period from
	November 10, 2010	January 1, 2010
	through	through	Year Ended	Year Ended
	December 31, 2010	November 9, 2010	December 31, 2009	December 31, 2008
	(In thousands)
Retail and other revenue	$—	$695,568	$829,987	$873,427
Land sales	—	32,244	45,997	66,557
Total Revenues	—	727,812	875,984	939,984
Retail and other operating expenses	—	444,051	525,345	470,053
Land operations	—	39,711	49,047	63,408
Impairment loss, net	—	3,281	407,856	3,349
Total Expenses	—	487,043	982,248	536,810
Operating Income (loss)	—	240,769	(106,264)	403,174
Interest expense, net	206	(214,464)	(241,915)	(250,122)
Other expenses	—	69,630	55,635	35,087
Net income (loss) from operations	206	95,935	(292,544)	188,139
(Provision for) benefit from income taxes	—	469,270	22,258	(19,853)
Noncontrolling interest	—	510	(9,032)	631
Gain (loss) on disposition of properties	—	1,945	(1,149)	55,044
Net income (loss) from discontinued operations	$206	$567,660	$(280,467)	$223,961

We have had the following sales transactions in 2011.

On March 4, 2011, we sold Arizona Center located in Phoenix, Arizona for an aggregate sales price of $136.5 million, which is expected to yield a nominal gain in the first quarter of 2011.

On February 15, 2011, we sold Riverlands Shopping Center, Yellowstone Square and Anaheim Crossing, in separate transactions, at an aggregate sale price of $19.9 million, which is expected to yield a nominal gain in the first quarter of 2011.

On January 21, 2011, we sold the Vista Commons Community Center located in Las Vegas, Nevada for an aggregate sale price of $24.2 million, which is expected to yield a nominal gain in the first quarter of 2011.

As these properties did not qualify as held for sale classification at December 31, 2010, the operations of the properties listed below will not be reclassified to discontinued operations until 2011.

NOTE 5                UNCONSOLIDATED REAL ESTATE AFFILIATES

The Unconsolidated Real Estate Affiliates consist of our noncontrolling investments in real estate joint ventures. Generally, we share in the profits and losses, cash flows and other matters relating to our investments in Unconsolidated Real Estate Affiliates in accordance with our respective ownership percentages. GGP manages most of the properties owned by these joint ventures. As we have joint interest and control of these ventures with our venture partners and they have substantive participating rights in such ventures, we account for these joint ventures using the equity method.  Some of the joint ventures have elected to be taxed as REITs.  At December 31, 2010, we have two joint venture investments located in Brazil.  These investments, with an aggregate carrying amount of $483.3 million at December 31, 2010 and $214.4 million at December 31, 2009, are managed by the respective joint venture partners.  As we also have substantial participation rights with respect to these international joint ventures, we account for them on the equity method.

On May 3, 2010, the Unconsolidated Real Estate Affiliate that owned the Highland Mall located in Austin, Texas conveyed the property to the lender in full satisfaction of the non-recourse mortgage loan secured by the property.  Such conveyance yielded to the Highland joint venture a gain on forgiveness of debt of approximately $55 million.  TRCLP’s allocable share of such gain was approximately $27 million, with such gain yielding an equal increase in

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the investment account.  Immediately subsequent to the conveyance, TRCLP wrote-off the balance of its investment in Highland, yielding a nominal net gain with respect to the investment in such joint venture.

In 2009 TRCLP made contributions of $86.2 million to fund our portion of $172.2 million of joint venture mortgage debt which had reached maturity.  As of December 31, 2010, approximately $2.0 billion of indebtedness was secured by our Unconsolidated Properties, our share of which was approximately $0.7 billion.  There can be no assurance that we will be able to refinance or restructure such debt on acceptable terms or otherwise, or that joint venture operations or contributions by us and/or our partners will be sufficient to repay such loans.

In certain circumstances, the Company, in connection with the debt obligations of certain Unconsolidated Real Estate Affiliates, has agreed to provide supplemental guarantees or master-lease commitments to provide to the debt holders additional credit-enhancement or security.  As of December 31, 2010, we do not expect to be required to perform pursuant to any of such supplemental credit-enhancement provisions for our Unconsolidated Real Estate Affiliates.

On January 29, 2010, our Brazilian joint venture, Aliansce Shopping Centers S.A. (“Aliansce”), commenced trading on the Brazilian Stock Exchange, or BM&FBovespa, as a result of an initial public offering of Aliansce’s common shares in Brazil (the “Aliansce IPO”).  Although we did not sell any of our Aliansce shares in the Aliansce IPO, our ownership interest in Aliansce was diluted from 49% to approximately 31% as a result of the stock sold in the Aliansce IPO.  We will continue to apply the equity method of accounting to our ownership interest in Aliansce.  Generally accepted accounting principles state that as an equity method investor, we need to account for the shares issued by Aliansce as if we had sold a proportionate share of our investment at the issuance price per share of the Aliansce IPO. Accordingly, the Predecessor recognized a gain of $9.7 million for the period from January 1, 2010 through November 9, 2010, which is reflected in equity in income of Unconsolidated Real Estate Affiliates.

The significant accounting policies used by the Unconsolidated Real Estate Affiliates are the same as ours.

Condensed Combined Financial Information of Unconsolidated Real Estate Affiliates

Following is summarized financial information for our Unconsolidated Real Estate Affiliates as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009, and 2008.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Sucessor	Predecessor
	December 31,	December 31,
	2010	2009
	(In thousands)
Condensed Combined Balance Sheets - Unconsolidated Real Estate Affiliates
Assets:
Land	$393,135	$478,876
Buildings and equipment	3,191,393	3,310,723
Less accumulated depreciation	(756,251)	(813,786)
Developments in progress	50,907	269,249
Net property and equipment	2,879,184	3,245,062
Investment in unconsolidated joint ventures	630,212	211,207
Investment property and property held for development and sale	—	266,253
Net investment in real estate	3,509,396	3,722,522
Cash and cash equivalents	296,577	139,459
Accounts and notes receivable, net	60,177	146,766
Deferred expenses, net	40,877	34,582
Prepaid expenses and other assets	72,548	179,196
Total assets	$3,979,575	$4,222,525

Liabilities and Owners’ Equity:
Mortgages, notes and loans payable	$2,013,292	$2,231,818
Accounts payable, accrued expenses and other liabilities	230,421	347,918
Owners’ equity	1,735,862	1,642,789
Total liabilities and owners’ equity	$3,979,575	$4,222,525

Investment In and Loans To/From Unconsolidated Real Estate Affiliates, Net:
Owners’ equity	$1,735,862	$1,642,789
Less joint venture partners’ equity	(2,009,392)	(1,679,830)
Capital or basis differences and loans	2,098,897	1,838,486
Investment in and loans to/from Unconsolidated Real Estate Affiliates, net	$1,825,367	$1,801,445

Reconciliation - Investment In and Loans To/From Unconsolidated Real Estate Affiliates:
Asset - Investment in and loans to/from Unconsolidated Real Estate Affiliates	$1,825,367	$1,801,445
Liability - Investment in and loans to/from Unconsolidated Real Estate Affiliates	—	(33,005)
Investment in and loans to/from Unconsolidated Real Estate Affiliates, net	$1,825,367	$1,768,440

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Successor	Predecessor
	Period from
	November 10, 2010
	through	Period Ended	Years Ended December 31,
	December 31, 2010	November 9, 2010	2009	2008
	(Dollars in thousands)
Condensed Combined Statements of Income - Unconsolidated Real Estate Affiliates
Revenues:
Minimum rents	$45,328	$266,318	$354,094	$317,896
Tenant recoveries	16,088	94,566	117,977	116,706
Overage rents	2,783	4,659	8,941	9,520
Land sales	—	75,067	72,367	137,504
Management and other fees	5,221	62,293	8,680	10,633
Other	1,215	15,592	96,817	102,966
Total revenues	70,635	518,495	658,876	695,225

Expenses:
Real estate taxes	5,186	31,300	41,479	37,129
Property maintenance costs	3,464	16,405	22,176	19,148
Marketing	1,907	4,734	5,621	5,919
Other property operating costs	10,188	107,666	156,342	165,332
Land sales operations	—	59,327	60,799	81,904
Provision for doubtful accounts	184	2,418	5,908	2,141
Property management and other costs	1,984	12,047	13,619	13,595
General and administrative *	2,342	34,929	24,288	23,641
Provisions for impairment	—	157	621	202
Depreciation and amortization	14,448	89,559	113,766	87,132
Total expenses	39,703	358,542	444,619	436,143
Operating income	30,932	159,953	214,257	259,082

Interest income	2,277	19,340	2,909	1,897
Interest expense	(19,248)	(111,897)	(106,399)	(116,710)
(Provision for) benefit from income taxes	(66)	(1,395)	285	(1,916)
Equity in income of unconsolidated joint ventures	9,526	43,479	—	—
Income from continuing operations	23,421	109,480	111,052	142,353
Discontinued operations - gain on dispositions	—	55,077	3,851	—
Allocation to noncontrolling interests	96	864	—	—
Net income attributable to joint venture partners	$23,517	$165,421	$114,903	$142,353

Equity In Income of Unconsolidated Real Estate Affiliates:
Net income attributable to joint venture partners	$23,517	$165,421	$114,903	$142,353
Joint venture partners’ share of income	(13,750)	(59,781)	(36,241)	(47,507)
Amortization of capital or basis differences	(6,228)	(33,522)	(38,975)	(38,475)
Gain on Aliansce IPO	—	9,718	—	—
Loss on Highland Mall conveyence	—	(29,668)	—	—
Discontinued operations	—	(6,569)	(1,988)	(24,258)
Equity in income of Unconsolidated Real Estate Affiliates	$3,539	$45,599	$37,699	$32,113

* Includes losses (gains) on foreign currency

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6                MORTGAGES, NOTES AND LOANS PAYABLE

Mortgages, notes and loans payable are summarized as follows (see Note 10 for the maturities of our long term commitments):

	Successor	Predecessor
	December 31,	December 31,
	2010	2009
Fixed-rate debt:
Collateralized mortgages, notes and loans payable	$3,336,506	$7,066,085
Corporate and other unsecured term loans	1,783,788	2,492,440
Total fixed-rate debt	5,120,294	9,558,525

Variable-rate debt:
Collateralized mortgages, notes and loans payable	45,626	1,263,437
Total mortgages, notes and loans payable	5,165,920	10,821,962

Less: Mortgages, notes and loans payable subject to compromise	—	(6,498,247)
Total mortgages, notes and loans payable not subject to compromise	$5,165,920	$4,323,715

On April 16 and 22, 2009, the Debtors filed voluntary petitions for relief under Chapter 11, which triggered defaults on substantially all debt obligations of the Debtors. However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor’s estate. As of December 31, 2009, these pre-petition liabilities were subject to settlement under a plan of reorganization, and therefore were presented as Liabilities subject to compromise on the Consolidated Balance Sheet.  The $4.3 billion that was not subject to compromise as of December 31, 2009 consisted primarily of the collateralized mortgages of the Non-Debtors and the 2009 Emerged Debtors.

A total of 262 Debtors owning 146 properties with $14.89 billion of secured mortgage debt emerged from bankruptcy prior to the Effective Date.  Of the Emerged Debtors, 149 Debtors owning 96 properties with $10.23 billion of secured mortgage debt emerged from bankruptcy during 2010, while 113 Debtors owning 50 properties with $4.66 billion of secured debt had emerged in 2009.  Included in the Emerged Debtors were 44 TRCLP Debtors owning 22 properties with $3.43 billion of secured debt that emerged from bankruptcy in 2010, and 37 Debtors owning 16 properties with $1.65 billion of secured debt that had emerged in 2009.

The plans of reorganization for such Emerged Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the Petition Date), the extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, none of these loans have a maturity prior to January 1, 2014.  In conjunction with these extensions, certain financial and operating covenants and guarantees were created or reinstated, all that became effective on the Effective Date.

The weighted-average interest rate, excluding the effects of deferred finance costs and using the contract rate prior to any defaults on such loans, on our collateralized mortgages, notes and loans payable was 5.64% at December 31, 2010 and 5.44% at December 31, 2009.  The weighted average interest rate, using the contract rate prior to any defaults on such loans, on the remaining corporate unsecured fixed and variable rate debt was 6.75% at December 31, 2010 and 6.11% at December 31, 2009.  With respect to those loans and Debtors that were in bankruptcy in 2010 and 2009, we recognized interest expense on our loans based on contract rates in effect prior to bankruptcy as the Bankruptcy Court had ruled that interest payments based on such contract rates constituted adequate protection to the secured lenders.  In addition, as the result of a consensual agreements reached in 2010 with lenders of certain of our corporate debt, the Predecessor recognized $14.5 million of additional interest expense in 2010.

The balance of TRCLP bonds was $2.25 billion at December 31, 2009.  The Plan provided for repayment in full, including accrued interest of the $595.0 million of bonds that had matured as of the Effective Date. Of the remaining amount of unmatured bond debt, approximately $1.04 billion was reinstated and $608.7 million was exchanged for new 6.75% bonds due 2015.  The bonds contain various covenants, including debt incurrence limitations based on ratios of secured debt to gross assets and total debt to gross assets.  The restructuring transactions described above included the distribution and contribution of various assets and the related debt by and between Old GGP and

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TRCLP in order to assure compliance with such covenants at the Effective Date and to place TRCLLC in a better position to continue to be in compliance following emergence.

At December 31, 2010, TRCLLC is obligated on approximately $1.65 billion of publicly-traded unsecured bonds with maturities between September 30, 2012 and November 2015.

Collateralized Mortgages, Notes and Loans Payable

As of December 31, 2010, $5.6 billion of land, buildings and equipment and developments in progress (before accumulated depreciation) have been pledged as collateral for our mortgages, notes and loans payable. Certain of these secured loans are cross-collateralized with other properties.  Although a majority of the $5.2 billion of fixed and variable rate mortgage notes and loans payable are non-recourse, $507.4 million of such mortgages, notes and loans payable are recourse due to guarantees or other security provisions for the benefit of the note holder.  In addition, certain mortgage loans contain other credit enhancement provisions (primarily master leases for all or a portion of the property), as of December 31, 2010 which have been provided by GGP.  Certain mortgage notes payable may be prepaid but are generally subject to a prepayment penalty equal to a yield-maintenance premium, defeasance or a percentage of the loan balance.

NOTE 7                INCOME TAXES

TRCLLC is a limited liability company, which is an entity disregarded for federal income tax purposes and we are not liable for federal income taxes.  TRCLLC is a subsidiary of GGP which will elect to be taxed as a REIT. As a disregarded entity, the Company does not file a federal income tax return. The Company’s state tax returns for the tax years 2006 through 2010 are subject to examination by state and local authorities.

However, TRCLP prior to the Effective Date, as a subsidiary of Old GGP (which operated as a REIT), owned and operated several taxable REIT subsidiaries (“TRS”) entities that were taxable corporations that were used by REITs generally to engage in nonqualifying REIT activities or perform nonqualifying services. Therefore we were liable for federal and state income taxes with respect to such TRS entities.  Prior to the Effective Date, pursuant to the Plan, these TRS entities were distributed to Old GGP preceding the formation of HHC (Note 4).  The provision for (benefit from) income taxes relative to these TRS entities are reported in discontinued operations in the Predecessor periods. Subsequent to the distribution to old GGP of the TRS entities, the Successor had zero deferred tax balances.

The distribution of TRS entities to Old GGP significantly changed the Successor’s exposure to income taxes.  Substantially all of the taxable activities within the Predecessor were distributed. The vast majority of the Successor’s activities will be conducted as a limited liability company, which is an entity disregarded for federal income tax purposes as discussed above.

The provision for (benefit from) income taxes for the period from November 10, 2010 through December 31, 2010, the period from January 1, 2010 through November 9, 2010, the years ended December 31, 2009 and 2008 were as follows:

	Successor	Predecessor
	Period from November 10 through December 31,	Period from January 1, 2010 through November 9,	Year ended December 31,
	2010	2010	2009	2008
	(In thousands)
Current	$174	$1,074	$2,233	$(1,727)
Deferred	—	—	—	—
Total from Continuing Operations	174	1,074	2,233	(1,727)

Current	—	(28,909)	(8,295)	15,424
Deferred	—	(440,361)	(13,963)	4,429
Total from Discontinued Operations	—	(469,270)	(22,258)	19,853

Total	$174	$(468,196)	$(20,025)	$18,126

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total provision for (benefit from) income taxes computed for continuing and discontinued operations by applying the Federal corporate tax rate for the period from November 10, 2010 through December 31, 2010, the period from January 1, 2010 through November 9, 2010, and the years ended December 31, 2009 and 2008 were as follows:

	Successor	Predecessor
	Period from November 10 through December 31,	Period from January 1, 2010 through November 9,	Year ended December 31,
	2010	2010	2009	2008
	(In thousands)

Tax at statutory rate on earnings from continuing operations before income taxes	$(1,216)	$(23,498)	$(70,919)	$(18,493)
State income taxes, net of Federal income tax benefit	174	1,074	2,233	1,357
Tax at statutory rate on limited liability company or partnership earnings not subject to Federal income taxes	1,216	23,498	70,919	18,217
Tax expense (benefit from) discontinued operations	—	(469,270)	(22,258)	19,853
Uncertain tax position expense, excluding interest	—	—	—	(2,808)
Provision for (benefit from) income taxes	$174	$(468,196)	$(20,025)	$18,126

Net deferred tax assets (liabilities) for the Predecessor are summarized as follows:

Predecessor
December 31, 2009
(In thousands)
Total deferred tax assets	$28,867
Valuation allowance	(10,538)
Net deferred tax assets	18,329
Total deferred tax liabilities	(856,747)
Net deferred tax liabilities	$(838,418)

Due to the uncertainty of the realization of certain tax carryforwards, we established valuation allowances on those deferred tax assets that we do not reasonably expect to realize.

The tax effects of temporary differences and loss carryforwards included in the net deferred tax assets (liabilities) at December 31, 2009 with respect to the Predecessor are summarized as follows:

Predecessor
December 31, 2009
(In thousands)
Property, primarily differences in the tax basis of land assets and the treatment of interest and certain other costs	$(747,086)
Other property, primarily differences in basis of assets and liabilities	157
Deferred income	(269,933)
Interest deduction carryforwards	142,073
Operating loss and tax credit carryforwards	46,909
Valuation allowance	(10,538)
Net deferred tax liabilities	$(838,418)

The deferred tax liability of the Predecessor associated with the master planned communities was largely attributable to the difference between the basis and carrying value.  The cash cost related to this deferred tax liability was dependent upon the sales price of future land sales and the method of accounting used for income tax purposes.  The deferred tax liability related to deferred income was the difference between the income tax method of accounting and the financial statement method of accounting for prior sales of land in the Predecessor’s Master Planned

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Communities.  These activities; as well as the deferred tax assets associated with the interest deduction carryforward and the residential property were distributed in the formation of HHC.

As provided by GAAP related to accounting for uncertainty in income taxes, the Predecessor chose to recognize and report interest and penalties, if necessary, within the provision for income tax expense and the Successor continues that choice. The Predecessor had unrecognized tax benefits recorded pursuant to uncertain tax positions of $69.2 million as of December 31, 2009, excluding interest.  Accrued interest related to these unrecognized tax benefits amounted to $14.1 million as of December 31, 2009. The Predecessor’s unrecognized tax benefits and accrued interest were distributed to GGP. The Predecessor recognized an increase of interest expense related to the unrecognized tax benefits of $20.4 million for the period from January 1, 2010 through November 9, 2010 and $2.1 million and ($0.1) million for the years ended December 31, 2009 and 2008, respectively.  The increase in the Predecessor’s 2010 interest expense related to an increase in unrecognized tax benefits that were ultimately distributed to GGP prior to the Effective Date.

During the period ended November 9, 2010 and the years ended December 31, 2009 and 2008 the Predecessor recognized previously unrecognized tax benefits, excluding accrued interest, of $68.5 million, $(7.1) million and $5.9 million, respectively. The recognition of the previously unrecognized tax benefits resulted in the reduction of interest expense accrued related to these amounts.

	Predecessor
	Period from January 1, 2010 through November 9, 2010	2009	2008
	(In thousands)

Unrecognized tax benefits, opening balance	$69,244	$78,332	$91,270
Gross increases - tax positions in prior period	—	41	576
Gross increases - tax positions in current period	68,488	6,103	5,288
Gross decreases - tax positions in prior period	—	(15,232)	(3,549)
Lapse of statute of limitations	—	—	(15,253)
Gross decreases - distributed to GGP	(137,732)	—	—
Unrecognized tax benefits, ending balance	$—	$69,244	$78,332

NOTE 8                RENTALS UNDER OPERATING LEASES

We receive rental income from the leasing of retail and other space under operating leases.  The minimum future rentals to be received from tenants under operating leases in effect at our consolidated properties included in continuing operations at December 31, 2010 are summarized as follows (in thousands):

Year	Amount
(In thousands)
2011	$435,382
2012	393,984
2013	356,384
2014	313,631
2015	273,163
Subsequent	905,780

Minimum future rentals exclude amounts which are payable by certain tenants based upon a percentage of their gross sales or as reimbursement of operating expenses and amortization of above and below-market tenant leases.

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9                OTHER ASSETS AND LIABILITIES

The following table summarizes the significant components of prepaid expenses and other assets as of December 31, 2010 and 2009:

	Successor	Predecessor
	December 31,	December 31,
	2010	2009
	(In thousands)
Above-market tenant leases (Note 3)	$381,821	$14,165
Security and escrow deposits	63,805	51,277
Below-market ground leases (Note 3)	174,535	240,348
Real estate tax stabilization agreement (Note 3)	—	71,607
Prepaid expenses	13,725	50,013
Receivables - finance leases and bonds	40,814	99,592
Deferred tax, net of valuation allowances	—	18,329
Special Improvement District receivable	—	48,713
Other	1,457	25,521
Total prepaid expenses and other assets	$676,157	$619,565

The following table summarizes the significant components of accounts payable and accrued expenses as of December 31, 2010 and 2009:

	Successor	Predecessor
	December 31,	December 31,
	2010	2009
	(In thousands)
Below-market tenant leases (Note 3)	$287,912	$30,154
Accounts payable and accrued expenses	69,623	135,634
Accrued payroll and other employee liabilities	3,517	5,568
Accrued interest	28,706	191,427
Accrued real estate taxes	18,606	39,323
Deferred gains/income	9,687	25,272
Construction payable	7,860	64,643
Tenant and other deposits	4,107	11,755
Conditional asset retirement obligation liability	5,812	16,375
Uncertain tax position liability	—	83,314
Contingent purchase price liability	—	68,378
Other	57,130	103,246
Total accounts payable and accrued expenses	492,960	775,089
Amounts subject to compromise (Note 1)	—	(313,820)
Accounts payable and accrued expenses not subject to compromise	$492,960	$461,269

NOTE 10         COMMITMENTS AND CONTINGENCIES

In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties.  In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

We lease land or buildings at certain properties from third parties.  The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord.  Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease.  Contractual rental expense, including participation rent totaled $1.4 million for the period from November 10, 2010 through December 31, 2010, $8.4 million for the period January 1, 2010 through November 9, 2010, $10.5 million for the year ended December 31, 2009, and $10.0 million for the year ended December 31, 2008, while the same rent expense excluding amortization of above and below market ground leases and straight line rents, as presented in our consolidated financial statements totaled $0.8 million for the period from November 10, 2010 through December 31, 2010, $5.1 million for the period

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 1, 2010 through November 9, 2010, $6.6 million for the year ended December 31, 2009, and $6.1 million for the year ended December 31, 2008.

We have, in the past, periodically entered into contingent agreements for the acquisition of properties. Each acquisition subject to such agreements was subject to satisfactory completion of due diligence and, in the case of property acquired under development, completion of the project.

The following table summarizes the contractual maturities of our long-term commitments.  Both long-term debt and ground leases include the related purchase accounting Fair Value adjustments:

(In thousands)	2011	2012	2013	2014	2015	Subsequent	Total

Long-term debt-principal	$100,100	$675,230	$809,296	$1,525,296	$1,388,383	$667,615	$5,165,920
Ground lease payments	4,735	4,800	4,907	4,934	4,962	186,384	210,722
Total	$104,835	$680,030	$814,203	$1,530,230	$1,393,345	$853,999	$5,376,642

Contingent Stock Agreement

In connection with an acquisition in 1996, we entered into a Contingent Stock Agreement (“CSA”) for the benefit of the previous owners of certain assets within the Summerlin Master Planned Community (the “CSA Assets”).  Under the terms of the CSA, Old GGP was required through August 2009 to issue shares of its common stock semi-annually (February and August) to the previous owners dependent on the cash flows from the development and/or sale of the CSA Assets and Old GGP’s stock price.  During 2009, Old GGP was not obligated to deliver any shares of its common stock under the CSA as the net development and sales cash flows of the CSA assets were negative for the applicable periods. During 2008, 356,661 shares of Old GGP common stock (from treasury shares) were delivered pursuant to the CSA.  The Plan provided that the final payment and settlement of all other claims under the CSA would be a total of $230.0 million, all of which has been paid by GGP as of December 31, 2010.  Prior to the Effective Date the CSA Assets were distributed to GGP and on the Effective Date, the CSA assets were spun-out, with the other Summerlin assets, to HHC.

NOTE 11         PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following pro forma financial information has been presented as a result of the acquisition of the Predecessor pursuant to the Plan during 2010 (Note 1).  The pro forma consolidated statements of operations are based upon the historical financial information of the Predecessor and the Successor as presented in this report, excluding discontinued operations and the financial information of operations distributed to GGP, as if the transaction had been consummated on the first day of the earliest period presented.

The following pro forma financial information may not necessarily be indicative of what our actual results would have been if the Plan of Reorganization had been consummated as of the date assumed, nor does it purport to represent our results of operations for future periods.

	For the period from November 10, 2010 through December 31, 2010	For the period from January 1, 2010 through November 9, 2010	Pro Forma Year Ended December 31, 2010
	(In thousands)

Total revenues	$120,322	$690,847	$793,509
Loss from continuing operations	(3,648)	(68,211)	(103,722)

THE ROUSE COMPANY, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2009	Pro Forma Year Ended December 31, 2009
	(In thousands)
Total revenues	$825,579	$804,908
Loss from continuing operations	(204,859)	(353,871)

Included in the above pro forma financial information for the year ended December 31, 2010 and 2009 are the following adjustments:

Minimum rent receipts are recognized on a straight-line basis over periods that reflect the related lease terms, and include accretion and amortization related to above and below market portions of tenant leases. Acquisition accounting pro forma adjustments reflect a change in the periods over which such items are recognized. The adjustment related to straight line rent and accretion and amortization related to above and below market portions of tenant leases was a decrease in revenues of $17.7 million for the year ended December 31, 2010 and $20.7 million for the year ended December 31, 2009.

Depreciation and amortization have been adjusted to reflect adjustments of estimated useful lives and contractual terms as well as the fair valuation of the underlying assets and liabilities, resulting in changes to the rate and amount of depreciation and amortization.

Interest expense has been adjusted to reflect the reduction in interest expense due to the repayment or replacement of certain of TRCLP’s debt as provided by the Plan. In addition, the pro forma information reflects non-cash adjustments to interest expense due to the fair valuing of debt and deferred expenses and other amounts in historical interest expense as a result of the acquisition method of accounting.

Reorganization items have been reversed as the Plan is assumed to be effective and all TRCLP Debtors are deemed to have emerged from bankruptcy as of the first day of the periods presented and, accordingly, such expenses or items would not be incurred.

NOTE 12         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On June 12, 2009, the FASB issued new generally accepted accounting guidance that amends the consolidation guidance applicable to variable interest entities.  The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of the previous guidance and were effective to the Company on January 1, 2010.  Although the amendments significantly affected the overall consolidation analysis under previously issued guidance, our consolidated financial statements were not significantly impacted by this new guidance.